UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ILLINOIS TOOL WORKS INC.
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SEC 1913 (11-01)

Illinois Tool Works Inc. Notice of 2021 Annual Meeting And Proxy Statement

Illinois Tool Works Inc.

Notice of Annual Meeting of Stockholders

TIME AND DATE Friday, May 7, 2021 1:00 P.M. Central Time	LOCATION The Annual Meeting will be held in virtual format only at: www.virtualshareholdermeeting.com/ITW2021

ITEMS OF BUSINESS

1.	To elect the ten director nominees named in this proxy statement;

2.	To ratify the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2021;

3.	To hold an advisory vote on executive compensation;

4.	To consider a non-binding stockholder proposal to permit stockholders to act by written consent, if properly presented; and

5.	To conduct any other business as may be properly brought before the meeting.

RECORD DATE

Only stockholders of record at the close of business on March 8, 2021 are entitled to vote.

VIRTUAL MEETING

There is no physical location for the Annual Meeting. The Annual Meeting will be held in virtual format only due to the continuing and uncertain public health impact of the COVID-19 pandemic and to protect the health and support the well-being of our stockholders, directors, colleagues, and guests. The virtual Annual Meeting will afford our stockholders the same rights and opportunities as an in-person meeting, allowing for active participation by all of our stockholders at no cost, regardless of their geographic location. To attend the Annual Meeting, examine our list of stockholders, vote and submit questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/ITW2021 on the date of the meeting.

ANNUAL REPORT

Our Annual Report on Form 10-K to stockholders for fiscal year 2020 is enclosed if you received proxy materials by mail and is accessible on the Internet at www.proxyvote.com if you received the Notice of Internet Availability of Proxy Materials or previously consented to electronic delivery of proxy materials.

By Order of the Board of Directors,
Norman D. Finch Jr.
Secretary

March 26, 2021

Your Vote is Important

You may vote your shares in one of the following four ways:

1. By telephone:	Toll-free by calling 1-800-690-6903;
2. By Internet:	See the instructions at www.proxyvote.com;
3. By mail:	If you received these proxy materials by mail, by signing, dating and mailing the enclosed proxy card; or
4. At the meeting:	Virtually attend our Annual Meeting, where you can submit a vote.

If you vote by telephone or Internet, you should have your proxy card, Notice of Internet Availability of Proxy Materials or voter instruction card in hand when you call or go to the proxyvote website. If you hold your shares through a bank or broker that does not offer telephone or Internet voting, please complete and return your proxy card by mail. If you receive more than one proxy card, Notice of Internet Availability or voter instruction card that has a 16-digit control number, you must vote each separately to ensure that all shares you own are voted.

If you plan to virtually attend the meeting, you may vote at the Annual Meeting. To do so, you must be a holder of Illinois Tool Works Inc. shares as of the record date of March 8, 2021, and visit www.virtualshareholdermeeting.com/ITW2021 on the date of the meeting. You will log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card, Notice of Internet Availability or voter instruction card, as applicable. You may log into the Annual Meeting beginning at 12:45 p.m., Central Time, on May 7, 2021 and the Annual Meeting will begin promptly at 1:00 p.m., Central Time. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions that are submitted in writing during the meeting by our stockholders who log in with their unique 16-digit control number and are pertinent to the Company and the business of the meeting, as time permits. Following the Annual Meeting, a replay of the entire meeting will be posted to our website at https://investor.itw.com and will be available for 60 days. For more information about how to attend the Annual Meeting online, as a stockholder or as a guest, please see “Other Information—Voting and Virtual Annual Meeting Information” in this proxy statement.

Whether or not you plan to virtually attend the meeting, please vote as soon as possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares on Proposals 1, 3 or 4 unless it receives specific instructions from you. If you hold your shares through a bank or brokerage account, we strongly encourage you to return the voting instruction card to your bank, broker or other holder of record so that your vote is counted.

Avoid escheatment. We have been advised that some states are strictly enforcing unclaimed property laws and requiring shares held in “inactive” accounts to be escheated to the state in which the stockholder was last known to reside. One way you can show that your account is active is to vote your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 7, 2021: The Illinois Tool Works Inc. 2020 Annual Report on Form 10-K and this 2021 Proxy Statement are available on the Company’s website at www.itw.com under the “Investor Relations” link. Paper copies are available without charge upon written request to the Company at Illinois Tool Works Inc., 155 Harlem Avenue, Glenview, Illinois 60025, Attention: Secretary.

Corporate Governance Highlights

Composition of Director Nominees

Our director nominees include nine current Board members and a new nominee. See “Proposal No. 1—Election of Directors” for biographical and other information about our director nominees.

*	Skills and attributes have been gained from direct, hands-on experience, direct managerial experience or serving on a relevant Board committee at the Company or another public company. These skills and attributes do not represent all the knowledge, skills and experience or attributes of our director nominees.

Governance Profile

Board and Other Governance Information
Annual Election of All Directors	Yes	Shareholder Engagement Program	Yes
Majority Voting for Directors with Director Resignation Policy	Yes	Stock Ownership Requirements for Executives and Directors	Yes
Number of Independent Directors Standing for Election	9	Anti-Hedging, Anti-Short-Sale and Anti-Pledging Policies	Yes
Total Number of Director Nominees	10	Compensation/Clawback Policy (whether or not based on misconduct)	Yes
Average Age of Director Nominees	61.9	Principles of Conduct for Members of the Board of Directors	Yes
Independent Lead Director	Yes	Poison Pill	No
Regular Executive Sessions of Independent Directors	Yes	Annual Advisory Approval of Executive Compensation	Yes
Annual Board and Committee Self-Evaluations	Yes	Stockholder Ability to Call Special Meetings	Yes
Annual Independent Director Evaluation of Chairman and CEO	Yes	Proxy Access	Yes
Mandatory Retirement Age	Yes	Simple Majority Vote to Amend Charter and By-Laws	Yes
Risk Oversight by Full Board and Committees	Yes	Exclusive Venue Requirement	No

Corporate Social Responsibility and COVID-19 Response

Strategy. Our Corporate Social Responsibility (CSR) strategy is built around a framework that is consistent with our core values and decentralized, entrepreneurial culture and is operationalized at the division level. Our CSR framework consists of four key elements:

Our Governance & Ethics	Our People	Our Communities	Our Environment

Board Oversight. Our Board has an active role in the Company’s overall strategies. It also conducts an annual review of the Company’s corporate governance practices and periodically reviews our CSR strategy. Furthermore, the Board is responsible for overall risk oversight of the Company, which includes certain environmental, social, supply chain, cyber security and other governance matters. To this end, the Board receives periodic updates regarding the Company’s CSR-related initiatives and progress, including an annual review of those related to climate change and cyber security risk management. Throughout 2020, the Board provided oversight to the Company’s response to the COVID-19 pandemic, including with respect to the health, safety and financial challenges presented. For more information about the Board’s oversight function, see “Board of Directors and its Committees — Board’s Role in Risk Oversight.”

Management Commitment. The Company’s management team, subject to oversight by our Board, structures, monitors and adjusts the Company’s CSR efforts in a manner that is consistent with our core values and best serves the interests of the Company and all of its stakeholders. Each year, senior management reviews the long-range plans of our segments and divisions. These plans consider, as appropriate, long-term CSR implications and the ability to meet customer needs related to sustainability and clean technology. During 2020, the Company’s management responded promptly and decisively to the unprecedented health, safety and financial challenges brought on by the COVID-19 pandemic. For more information, see “Compensation Discussion and Analysis — Executive Overview — 2020: ITW Delivers Strong Operational and Financial Performance in a Challenging Environment.”

Recent Developments

Our People; Safety. Since the outbreak of the pandemic in early 2020, the Company’s management determined that its number one priority would be to protect the health and support the well-being of ITW’s colleagues. With our employees’ health and well-being a top priority, we chose to use our strong financial foundation to reinforce our commitment to our people by continuing to employ all ITW colleagues through the entirety of the second quarter when the economic effects of the pandemic were at their most widespread and severe. Moreover, we decided not to initiate any enterprise-wide employment reduction mandates or programs at any point in 2020. Additionally, we redesigned production processes to ensure proper social distancing practices, adjusted shift schedules and assignments to help colleagues who have child and elder care needs, and implemented aggressive new workplace sanitation practices and a coordinated response to ensure access to personal protective equipment to minimize infection risk. For more information, see “Compensation Discussion and Analysis — Executive Overview — 2020: ITW Delivers Strong Operational and Financial Performance in a Challenging Environment.”

Our People; Diversity and Inclusion. We remain committed to achieving our Diversity and Inclusion (D&I) goals and enhancing the diversity of our global leadership teams. We have seen significant improvement since beginning our current D&I strategy in 2013. As of December 31, 2020, approximately 26 percent of our top 1,000 global senior leaders are women and approximately 18 percent of our top 1,000 U.S. senior leaders are ethnically diverse. In addition, the diversity of our executive leadership team continues to increase, currently including three females, one of whom is Asian-American, and one African-American male.

Our Communities. In 2020, we continued to invest in the communities where our colleagues live and work, and where we do business. We especially supported our communities during the COVID-19 pandemic through in-kind and financial donations, including to several COVID-19 response-related funds. We also continued to empower our colleagues globally in their efforts to make positive contributions to the organizations that mean the most to them, including through our $3 for $1 corporate match program in the U.S. and Canada.

Our Environment. We continue our progress towards operating our business in a way that demonstrates our dedication to global environmental sustainability, including continuous improvement in reducing our impact on the environment. In 2019, we announced a greenhouse gas emissions intensity reduction target and, as a result of our significant progress towards meeting that target, in early 2021, we updated our target to reduce by 2030 the combined Scope 1 and Scope 2 greenhouse gas emissions per U.S. dollar of operating revenue by 40 percent below 2017 levels. In 2020, we had reduced our greenhouse gas emissions intensity by 26 percent, compared with the 2017 baseline.

Our CSR report, published annually and available on our website (www.itw.com/social-responsibility), contains detailed information about our initiatives and progress in each of the four key elements that comprise our CSR strategy, including our updated greenhouse gas emissions intensity target and response to COVID-19.

Director Nominees

Director Nominee	Age	Director Since	Other Public Boards	Primary Occupation	Committee Memberships

Daniel J. Brutto Independent	64	2012	1	Retired President of UPS International and Senior Vice President of United Parcel Service, Inc.	Audit, Finance
Susan Crown Independent	62	1994	1	Chairman and CEO of Owl Creek Partners, LLC	Compensation, Gov/Nom, Executive (Chair)
Darrell L. Ford* Independent	56	New Nominee	N/A	Executive Vice President, Chief Human Resources Officer of UPS International	N/A
James W. Griffith Independent	67	2012	1**	Retired President and CEO of The Timken Company	Compensation, Gov/Nom, Executive
Jay L. Henderson Independent	65	2016	2	Retired Vice Chairman, Client Service of PricewaterhouseCoopers LLP	Audit, Finance
Richard H. Lenny Independent Lead Director	69	2014	2	Non-Executive Chairman of Conagra Brands, Inc.	Compensation, Gov/Nom (Chair), Executive
E. Scott Santi Chairman of the Board and CEO Illinois Tool Works Inc.	59	2012	1	Chairman and CEO of Illinois Tool Works Inc.	Executive
David B. Smith, Jr. Independent	54	2009	1	Executive Vice President for Policy & Legal Affairs and General Counsel of Mutual Fund Directors Forum	Audit, Finance (Chair)
Pamela B. Strobel Independent	68	2008	1	Retired Executive Vice President and Chief Administrative Officer of Exelon Corporation and President of Exelon Business Services Company	Audit (Chair), Gov/Nom, Executive
Anré D. Williams Independent	55	2010	N/A	Group President, Global Merchant & Network Services, of American Express Company	Compensation (Chair), Finance

* Mr. Ford is a new nominee to the Board of Directors. See “Proposal No. 1 — Election of Directors” for Mr. Ford’s biographical information as well as a description of the experiences, qualifications, skills and attributes that led the Corporate Governance and Nominating Committee and the Board to conclude that Mr. Ford should be nominated to serve as a director.

** Through March 2021.

Proposal 1 - Election of Directors

Stockholders are being asked to elect the ten director nominees named in this proxy statement at our Annual Meeting. The individuals listed below, which include nine current Board members and a new director nominee, Mr. Darrell L. Ford, have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. See “Corporate Governance Policies and Practices” for more information regarding our candidate selection process, including with respect to Mr. Ford. If elected, each director nominee will serve until the 2022 Annual Meeting, until a qualified successor director has been elected, or until he or she resigns or is removed.

We will vote your shares as you specify on the proxy card, by telephone, by Internet or by mail. If you do not specify how you want your shares voted, we will vote them “FOR” the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares “FOR” that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

Each nominee for director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a variety of areas. Set forth below is biographical information provided by the nominees, as well as a description of the experiences, qualifications, skills and attributes that led the Corporate Governance and Nominating Committee and the Board to conclude that each nominee should serve as a director of the Company.

Daniel J. Brutto Retired President of UPS International and Senior Vice President of United Parcel Service, Inc. Director since: 2012 Age: 64

Mr. Brutto retired as President of UPS International and Senior Vice President of United Parcel Service, Inc., a global package delivery, supply chain management and freight forwarding company, having served in these capacities from 2008 to 2013. From 2016 to 2017, he served as Executive Chairman of Radial, Inc., a global fulfillment, customer care and omnichannel technology company; from 2015 to 2016 he served as Vice Chairman of eBay Enterprise/Innotrac, the predecessor business to Radial, and prior to 2015 he served as a director of Innotrac. Mr. Brutto had over 38 years of experience at UPS, serving in various areas with increasing levels of responsibility, including global operations, finance, accounting, information systems, mergers and acquisitions, marketing and business development. His service at UPS included President, Global Freight Forwarding and corporate controller. He has served as a director of ITW since 2012 and currently serves as a director of Sysco Corporation, where he serves as Chairman of the Corporate Social Responsibility Committee and a member of the Corporate Governance and Nominating Committee. He has not served as a director of any other publicly traded company in the last five years. In the past, he has served on the board of the US China Business Council, the Guangdong Economic Council and the Turkey Economic Advisory Council. He was also a delegate to the World Economic Forum, Davos Switzerland, from 2009 to 2013.

Skills and Qualifications:

Mr. Brutto’s significant strategic, operational, and financial leadership experience with a major global company, including the establishment of operations in 35 countries, along with his significant international business experience and board leadership role in the area of Corporate Social Responsibility, bring valuable perspectives to our Board.

Susan Crown Executive Committee Chair Chairman and CEO of Owl Creek Partners, LLC Director since: 1994 Age: 62

Ms. Crown has served as Chairman and CEO of Owl Creek Partners, LLC, a private equity firm, since 2010. She is also the founder of Susan Crown Exchange Inc., a social investment organization. She served two terms as a Fellow of the Yale Corporation, and is currently Chairman of Rush University Medical Center, the Rush System for Health, and a director of The Brookings Institution as well as several other civic and not-for-profit organizations. From 1984 to 2015, Ms. Crown served as Vice President of Henry Crown and Company, a business with diversified investments. She has served as a director of ITW since 1994 and currently serves as a director of Northern Trust Corporation, where she serves as a member of the Business Risk and Corporate Governance Committees. She has not served as a director of any other publicly traded company in the last five years. Ms. Crown’s experience includes executive experience in diversified manufacturing, management, corporate governance and strategy.

Skills and Qualifications:

Ms. Crown’s long-standing board service at a global banking and financial institution and her extensive board service and leadership roles with many civic and not-for-profit organizations bring valuable perspectives to our Board.

Darrell L. Ford New Nominee Executive Vice President and Chief Human Resources Officer, UPS International Age: 56

Mr. Ford is our new nominee. He has been the Executive Vice President, Chief Human Resources Officer of UPS International, a global package delivery, supply chain management and freight forwarding company, since January 2021. In this role, Mr. Ford is responsible for human resources strategy and operations. Prior to joining UPS International, he served as Chief Human Resources Officer and Senior Vice President, Communications, Occupational Health and Aviation, DuPont de Nemours, Inc. from 2018 to 2020, and as Chief Human Resources Officer for Xerox Corporation from 2015 to 2018. Prior to Xerox Corporation, Mr. Ford served in various human capital management leadership roles at Advanced Micro Devices (AMD), Shell Oil and Honeywell International. Throughout his professional career, Mr. Ford has focused on building successful company cultures. Mr. Ford is a member of the Executive Leadership Council, a non-profit organization that opens channels of opportunity for the development of Black executives. Mr. Ford also serves as a director of a number of professional, civic and not-for-profit organizations. Mr. Ford has not served on any publicly traded company in the last five years.

Skills and Qualifications:

Mr. Ford’s extensive experience and senior leadership roles with large public global companies in the areas of talent management, compensation and human capital strategy will bring valuable perspectives to our Board.

James W. Griffith Retired President and Chief Executive Officer of The Timken Company Director since: 2012 Age: 67

Mr. Griffith retired as President and Chief Executive Officer of The Timken Company, a manufacturer of bearings, alloy and specialty steels and components, having served in that capacity from 2002 to 2014. From 1999 to 2002, he served as Timken’s President and Chief Operating Officer. Mr. Griffith joined Timken in 1984 and held positions in various functional areas of Timken with increasing levels of responsibility, including purchasing and logistics, manufacturing and international operations. From 1996 to 1999, he led Timken’s automotive business in North America and Timken’s bearing business activities in Asia and Latin America. Mr. Griffith has served as a director of ITW since 2012, and from 2014 through March 2021, as a director of AB Volvo, a commercial transport solutions company. He previously served as a director of The Timken Company and Goodrich Corporation. He has not served as a director of any other publicly traded company in the last five years. He also previously served as a director of the US China Business Council and a number of other industry and not-for-profit organization boards.

Skills and Qualifications:

Mr. Griffith’s extensive experience as Chief Executive Officer of a global industrial manufacturer, along with his international business and engineering experience, bring valuable perspectives to our Board.

Jay L. Henderson Retired Vice Chairman, Client Service PricewaterhouseCoopers LLP Director since: 2016 Age: 65

Mr. Henderson retired as Vice Chairman, Client Service of PricewaterhouseCoopers LLP (PwC), a global professional services firm, in June 2016, having served in that capacity since 2007. He also served as PwC’s Greater Chicago Market Managing Partner from 2003 to 2013 and, prior thereto, Managing Partner of the Cleveland Office. During his career at PwC, Mr. Henderson gained significant broad-based experience working with boards and audit committees of Fortune 500 global organizations across multiple markets and industry sectors. Mr. Henderson has been a Certified Public Accountant since 1977. He has served as a director of ITW since 2016 and currently serves as a director of The J.M. Smucker Company, where he serves as Chairman of the Audit Committee, and Northern Trust Corporation, where he serves as Lead Director and as a member of the Audit, Capital Governance, Compensation and Benefits, Corporate Governance and Executive Committees. He has not served as a director of any other publicly traded company in the last five years. Mr. Henderson also has significant expertise as a participating board member of a number of professional, civic and not-for-profit organizations.

Skills and Qualifications:

Mr. Henderson’s extensive experience in managing and overseeing businesses and working with the boards and audit committees of complex global companies, his other board leadership roles and leadership roles at a major professional services firm, as well as his experience with risk oversight, bring valuable perspectives to our Board.

Richard H. Lenny Independent Lead Director Corporate Governance and Nominating Committee Chair Non-Executive Chairman of Conagra Brands, Inc. Director since: 2014 Age: 69

Mr. Lenny has served as non-executive Chairman of Conagra Brands, Inc. since May 2018. Previously, he served as Chairman of Information Resources, Inc., a privately held producer of market and shopper information, from 2013 to 2018, and senior advisor of Friedman Fleischer & Lowe LLC, a private equity firm, from 2014 to 2016, after serving as an operating partner of that firm. From 2001 through 2007 he served as Chairman, President and Chief Executive Officer of The Hershey Company, a manufacturer, distributor and marketer of candy, snacks and candy-related grocery products. Prior thereto, he served as President, Nabisco Biscuit Company, and President of Pillsbury, North America. He has served as a director of ITW since 2014 and currently serves as a director of Conagra Brands, Inc., where, in addition to being the non-executive Chairman, he is a member of the Human Resources and Nominating and Corporate Governance Committees, and McDonald’s Corporation, where he is the Chairman of the Compensation Committee and a member of the Sustainability and Corporate Responsibility Committee. He previously served as a director of Discover Financial Services. He has not served as a director of any other publicly traded company in the last five years.

Skills and Qualifications:

Mr. Lenny’s experience as Chief Executive Officer of a global Fortune 500 company and diverse board experience, including board leadership roles and board experience in human resources, sustainability and Corporate Social Responsibility, bring valuable perspectives to our Board.

E. Scott Santi Chairman and CEO of Illinois Tool Works Inc. Director since: 2012 Age: 59

Mr. Santi has served as Chairman of ITW since May 2015 and as Chief Executive Officer since November 2012. He served as President and Chief Executive Officer of ITW from November 2012 to May 2015 and as President and Chief Operating Officer from October to November 2012. Prior thereto, he served as Vice Chairman from December 2008 to October 2012 and Executive Vice President from October 2004 to December 2008. Mr. Santi also serves on the boards of numerous civic and not-for-profit organizations. He has served as a director of ITW since November 2012 and currently serves as a director of W.W. Grainger, Inc., where he is a member of the Audit and Board Affairs and Nominating Committees. He has not served as a director of any other publicly traded company in the last five years.

Skills and Qualifications:

Mr. Santi’s deep understanding of the Company’s business operations, operating philosophy and culture, his expertise in the application of ITW’s business model, as well as his demonstrated success and proven quality of leadership, bring indispensable perspectives to our Board and strong leadership as Chairman.

David B. Smith, Jr. Finance Committee Chair Executive Vice President for Policy and Legal Affairs and General Counsel of Mutual Fund Directors Forum Director since: 2009 Age: 54

Mr. Smith has served as Executive Vice President for Policy and Legal Affairs and General Counsel of Mutual Fund Directors Forum, a not-for-profit membership organization for independent investment company directors and an advocate on important policy matters, since 2005. From 1996 to 2005, Mr. Smith held several positions with increasing levels of responsibility at the Securities and Exchange Commission, serving as Associate Director, Division of Investment Management, from 2001 to 2005. He has served as a director of ITW since 2009 and currently serves as a director of Northern Trust Corporation, where he serves as the Chairman of the Audit Committee and a member of the Capital Governance Committee. He has not served as a director of any other publicly traded company in the last five years. Mr. Smith is a nephew of Mr. Harold B. Smith, an emeritus director of ITW.

Skills and Qualifications:

Mr. Smith’s extensive leadership experience in the finance industry and executive experience with a mutual fund industry organization, along with his legal and regulatory experience, bring valuable perspectives to our Board.

Pamela B. Strobel

Audit Committee Chair

Retired Executive Vice

President and Chief

Administrative Officer

of Exelon Corporation

and President of

Exelon Business

Services Company

Director since: 2008

Age: 68

Ms. Strobel retired as Executive Vice President and Chief Administrative Officer of Exelon Corporation and President of Exelon Business Services Company, an electric and gas utility company, in October 2005, a position she had held since 2003, previously serving as Chairman and Chief Executive Officer of Exelon Energy Delivery from 2000 to 2003. Prior thereto, she served as Executive Vice President of Unicom and its chief subsidiary, ComEd, having joined ComEd as General Counsel in 1993, where her experience included supervision and oversight of legal matters and risk management. Ms. Strobel has served as a director of ITW since 2008 and is currently a director of Domtar Corporation, where she serves as Chair of the Human Resources Committee and a member of the Nominating and Corporate Governance Committee, and State Farm Mutual Automobile Insurance Company, where she serves as Chair of the Compensation Committee. She has not served as a director of a publicly traded company other than Domtar and ITW in the last five years.

Skills and Qualifications:

Ms. Strobel’s executive and legal experience with a leading energy provider, experience with risk oversight, human capital management and board leadership roles bring valuable perspectives to our Board.

Anré D. Williams Compensation Committee Chair Group President, Global Merchant & Network Services, of American Express Company Director since: 2010 Age: 55

Mr. Williams has been Group President, Global Merchant & Network Services, of American Express Company, a global services company, since February 2018 and is a member of American Express’ Executive Committee, which is responsible for developing the company’s strategic direction and determining key policies. He was President, Global Merchant Services & Loyalty Group, from 2015 to 2018; and from 2011 to 2015 he was President, Global Merchant Services. Mr. Williams has over 30 years of experience at American Express, serving in various capacities with increasing levels of responsibility, including President, Global Commercial Card; Executive Vice President, U.S. Commercial Card; Senior Vice President, U.S. Middle Market; Vice President and General Manager, Western Region, Corporate Services, and Vice President, Acquisition and Advertising. Mr. Williams also serves as a board member on a number of professional, civic and not-for-profit organizations. Mr. Williams has served as a director of ITW since 2010 and is a former director of Ryerson Inc. Mr. Williams has not served as a director of any other publicly traded company in the last five years.

Skills and Qualifications:

Mr. Williams’ significant strategic and operational leadership experience with a major global financial services company, along with his global business experience, bring valuable perspectives to our Board.

The Board of Directors recommends a vote “FOR” the election of all of the above nominees.

Board of Directors and its Committees

The Company’s Board of Directors met six times during 2020, including at five regularly scheduled meetings and one special meeting. Non-employee directors, all of whom are independent, met five times in regularly scheduled executive sessions in conjunction with the regular Board meetings. The Company strongly encourages its directors to attend all Board and committee meetings and the Annual Meeting of Stockholders. In 2020, all of the directors attended all of the meetings of the Board and the committees on which they served, except that one director was unable to attend the special Board meeting and another was unable to attend a committee meeting, resulting in 92 percent attendance by these two directors. In addition, in 2020, all of the directors attended the virtual Annual Meeting of Stockholders, except for Mr. James A. Skinner, who retired from the Board effective on the date of the meeting.

The Board of Directors has standing Audit, Compensation, Corporate Governance and Nominating, Finance, and Executive committees. Under the terms of the respective charters, each member of the Audit, Compensation, and Corporate Governance and Nominating Committees must meet applicable New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) independence requirements.

Role of Chairman and Chief Executive Officer

Pursuant to the Company’s Corporate Governance Guidelines, the Board examines whether the role of Chairman and CEO should be combined each time the Board elects a new CEO, and may determine to separate or combine the offices of Chairman and CEO at such other times as it deems appropriate. E. Scott Santi was elected President and CEO in November 2012, and the Board decided to separate the roles of Chairman and CEO at that time. Given Mr. Santi’s successful transition into the CEO role and his deep knowledge and understanding of the Company’s business model, operations and culture, the Board determined that he is best positioned to lead the Board in its ongoing oversight of the Company’s operations and strategy. In May 2015, the Board elected Mr. Santi Chairman of the Board and CEO. The Board continues to believe that Mr. Santi is best positioned to lead the Board given his demonstrated success and quality of leadership.

Strong Independent Lead Director

Since the roles of Chairman and CEO were combined in 2015, the Board has elected a strong independent director as Lead Director. The Board believes that this structure, which calls for a strong, independent and highly experienced lead director with well-defined responsibilities, along with the Company’s experienced and engaged independent directors, provides effective oversight of the Company’s management. Mr. Richard H. Lenny was appointed Lead Director by the Board effective May 8, 2020, succeeding Mr. James A. Skinner who had served as Lead Director since 2017. Mr. Lenny is a highly experienced director who has held several board and management leadership roles and currently serves as non-executive Chairman of the Board of Conagra Brands, Inc. and as a member of the Board of McDonald’s Corporation. In conjunction with the Board’s role in overall strategy and succession planning as described below, Mr. Lenny actively engages with our Chairman and CEO on such matters. Additionally, Mr. Lenny works closely with our Chairman and CEO on meeting agendas that guide the Board in performing its oversight function, including with respect to the Company’s strategy and response to the COVID-19 pandemic, Board succession and Board evaluations.

In addition to the duties and responsibilities noted above, the Corporate Governance Guidelines state that the Lead Director will:

•	preside at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors;

•	act as a key liaison between the chairman and the independent directors;

•	have the authority to call meetings of the independent directors, when necessary;

•	approve meeting agendas, schedules and information sent to the Board;

•	communicate Board member feedback to the chairman after each Board meeting;

•	if requested by major stockholders, ensure that he or she is available for consultation and direct communication; and

•	perform such other duties as requested by the Board.

Board’s Role in Company Strategy and Executive Succession Planning

The Board has an active role in the Company’s overall strategies. Each year, the Board conducts a comprehensive, in-depth review of the Company’s long-term strategy and annual operating plan and actively monitors and reviews management’s progress in executing both throughout the year. The Board also conducts an annual review of the Company’s corporate governance practices. In addition, throughout the year the Board conducts individual segment strategy reviews with segment leadership. The Board also periodically reviews the Company’s Corporate Social Responsibility (CSR) strategy and receives periodic updates regarding the Company’s CSR-related initiatives and progress.

The Board recognizes that one of its most important duties is to ensure continuity in the Company’s senior leadership by overseeing the development of executive talent and planning for the effective succession of the Company’s CEO and the executive leadership team. In order to ensure that the succession planning and leadership development process supports and enhances ITW’s strategic objectives, the Board regularly consults with the CEO on the Company’s organizational needs, its leadership pipeline and the succession plans for critical leadership positions. On an annual basis, the Board also conducts a detailed review of executive succession plans, in addition to addressing the Company’s talent management initiatives and discussing individuals who are considered potential future senior executives of the Company. Similarly, leadership development, including succession planning, is a top priority of the CEO and the senior executive team.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the overall risk oversight of the Company. The Board has delegated to the Audit Committee the responsibility to review and evaluate the Company’s overall financial and compliance risk policies and practices, including certain legal affairs and environmental, safety and health matters and related policies, has delegated to the Finance Committee the responsibility to review and evaluate the risks relating to financings, capital structure, pension obligations and other treasury functions, and has delegated to the Compensation Committee the responsibility to review and evaluate the risks arising from the Company’s compensation policies and practices. The Compensation Committee also advises management on whether the Company’s compensation policies and practices may have a material adverse effect on the Company.

The Company has identified key business risks of the Company, including, but not limited to, legal/compliance/reputation, controllership/tax, key leader continuity/succession, supply chain integrity/continuity, cyber security risks and risk of recession and significant external events. The Board has a formal process for continuous review of these risks. Certain risks, including controllership/tax, key leader continuity/succession, supply chain integrity/continuity and cyber security, are reviewed and discussed at least annually, while others are considered on a rotating basis. Company management routinely presents on these risks at meetings of the Company’s Board and Board committees, providing them with an opportunity to discuss the risks and the Company’s risk mitigation processes.

Throughout 2020, the Board exercised continuous oversight of the Company’s strategy and response to the COVID-19 pandemic, including with respect to the health, safety and financial challenges presented, receiving frequent updates from management not only in regular meetings but also through the receipt of periodic information throughout the year. Regular access to information provided the Board with opportunities to effectively exercise its oversight function and provide leadership and support to management during these unprecedented times.

In instances where a particular committee reviews certain risks, that committee reports on those risks to the full Board on a regular basis. The Company believes that because each of these committees is comprised solely of independent directors, the Chairman and CEO of the Company is subject to the risk oversight of independent directors.

The committee descriptions below provide more detail regarding the risk oversight delegated to each committee by the Board.

Audit Committee

The Audit Committee is responsible for the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independence and performance of ITW’s independent registered public accounting firm, and the performance of the Company’s internal audit function. In addition, the Committee is responsible for the oversight and engagement of our independent registered public accounting firm and assists the Board with respect to matters involving and overseeing accounting, financial reporting and internal audit functions. In addition, as required by the Company’s Corporate Governance Guidelines and Audit Committee charter, the Audit Committee annually reviews legal affairs and environmental, safety and health matters that may have a material impact on the Company’s financial statements or the Company’s compliance policies. Finally, the Audit Committee reviews and evaluates certain of our policies and practices with respect to risk assessment and risk management and steps taken by management to monitor and control such exposures, including with respect to cyber security. Additional information on the Audit Committee and its activities is set forth under “Audit Committee Report.”

Compensation Committee

The Compensation Committee establishes and oversees the Company’s executive compensation philosophy, programs and policies, including ensuring that executive compensation is aligned with Company and individual performance. The Compensation Committee recommends to the other independent directors compensation for the chief executive officer, reviews and approves the chief executive officer’s recommendations regarding the compensation of our other executive officers, and makes recommendations regarding new incentive compensation and equity-based plans or amendments to any existing plans. The Compensation Committee also is responsible for reviewing and evaluating risks arising from our compensation policies and practices and providing input to management on whether such policies and practices may have a material adverse effect on the Company.

Under its charter, the Compensation Committee may retain an independent compensation consultant or other advisors. The Compensation Committee engaged Frederic W. Cook & Co., Inc. (Cook), an independent consultant, as its independent advisor to review the Company’s overall executive compensation program, review the peer group of companies used by the Compensation Committee for comparison purposes and assess our compensation governance process. Based on representations from Cook and executive officers and directors of the Company, the Compensation Committee has determined that Cook and its individual compensation advisor to the committee are independent. See “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of the Compensation Consultant.”

Additional information on the Compensation Committee, its activities, its relationship with its compensation consultant and the role of management in setting compensation is provided under “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates; develops, administers and recommends corporate governance guidelines; oversees the evaluations of the performance and procedures of the Board and individual directors; makes recommendations as to Board committees and Board size; and makes a recommendation to the Board regarding the Board’s determination of director independence for the Board, the Audit Committee and the Compensation Committee. It is also responsible for reviewing with the Board qualification criteria for Board members. This committee also oversees and makes recommendations to the independent directors regarding non-employee director compensation. See “Corporate Governance Policies and Practices — Director Candidate Selection Process” for a description of the director selection process.

Finance Committee

The Finance Committee reviews, evaluates and recommends management’s proposals to the Board relating to the Company’s financings and dividend policy, and reviews and evaluates an annual summary of the funding and investment status of significant benefit plans sponsored by the Company globally. The Finance Committee also periodically reviews and evaluates the Company’s capital structure and capital allocation strategy as well as risks arising from the Company’s treasury function.

Executive Committee

The Executive Committee may act on behalf of the Board if a matter requires Board action between meetings of the full Board. The Executive Committee’s authority in certain matters is limited by law and our by-laws.

Committee Memberships

The following table shows the committee memberships effective on May 8, 2020 and the number of meetings held by each committee during 2020.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee	Executive Committee
Daniel J. Brutto	X			X
Susan Crown		X	X		Chair
James W. Griffith		X	X		X
Jay L. Henderson	X			X
Richard H. Lenny		X	Chair		X
E. Scott Santi					X
David B. Smith, Jr.	X			Chair
Pamela B. Strobel	Chair		X		X
Kevin M. Warren *		X	X
Anré D. Williams		Chair		X

2020 meetings	4	4	4	2	—

*	Mr. Warren is not standing for reelection at the Annual Meeting due to other professional commitments. He will continue to be a member of the Board until such time.

Corporate Governance Policies and Practices

General

One of our core values is integrity, and we have long believed that strong corporate governance is important to assure that the Company is managed for the long-term benefit of its stockholders. Accordingly, we continuously review our corporate governance policies and practices not only for compliance with applicable law, the rules and regulations of the SEC, and the listing standards of the NYSE, but also for strong corporate governance and social and environmental responsibility principles and standards of behavior.

•

Our Corporate Governance Guidelines provide a framework for the effective governance of the Company and address such matters as Board structure and Board governance and the responsibilities of the independent Lead Director.

•	Our Statement of Principles of Conduct sets forth standards of conduct applicable to all employees and directors.

•

Our Global Anti-Corruption Policy emphasizes the importance of complying with anti-corruption laws of all countries in which ITW and our divisions, subsidiaries, agents, consultants and affiliates operate.

•	Our Code of Ethics sets forth standards of ethical dealing, full and fair disclosure and compliance applicable to our CEO, Vice Chairman, CFO, and all key financial personnel.

•

Our Hedging/Anti-Pledging Policy for executive officers and directors prohibits hedging the risk of ownership in ITW equity securities and prohibits pledging of ITW equity securities to secure payment obligations.

•

Our clawback policy provides for the recovery of incentive compensation payments from our senior officers in the event of an accounting restatement (whether or not based on misconduct) due to material noncompliance with financial reporting requirements.

•

Our Corporate Social Responsibility (CSR) Report describes our CSR strategy and our commitment to robust governance and ethics, our people, our communities and our environment and provides information about our goals and progress in these areas.

•	Our Modern Slavery and Human Trafficking Statement describes the steps we take to mitigate slavery and human trafficking in our supply chain.

•

Our Conflict Minerals Policy requires our suppliers to certify the origin of any tin, tantalum, tungsten and gold used in our products to assure that they are from conflict free sources if they originate within the Democratic Republic of Congo or its adjoining countries.

•

Our Supplier Code of Conduct requires our suppliers to adhere to the same standards of conduct set forth in our Statement of Principles of Conduct in all relevant respects and specifically requires adherence to laws against child labor, forced labor, wage and working hours, discrimination, environmental, health and safety, and fair dealing.

•

Our Supplier Expectations inform our suppliers that they are expected to focus on reducing their environmental impact, give back to their communities, and support sourcing to minority or women-owned business sub-suppliers.

•	Our Environmental & Sustainability Policy describes our commitment to global environmental sustainability and the responsibility of all our businesses to align with this commitment.

•

Our Human Rights Policy reinforces our commitment to demonstrating respect for human rights at ITW and throughout our supply chain, and it applies to all ITW colleagues and locations worldwide and to others who may act on ITW’s behalf.

•

Our Safety Policy stipulates that we strive every day to foster a proactive safety culture through the execution of our Enterprise Safety Strategy, which is based on a philosophy that every accident is preventable and with a shared goal of zero accidents.

•	Our Government Affairs statement describes our prohibition against use of Company assets or funds for political purposes.

•	Our United Kingdom Tax Policy Document describes our commitment to operate in a tax compliant manner in the different jurisdictions in which we are present.

The Audit, Compensation and Corporate Governance and Nominating Committees each review their Committee charters annually and recommend that the Board of Directors approve any changes. Our website (https://investor.itw.com) includes the charters of these committees, the Company’s Corporate Governance Guidelines, the Statement of Principles of Conduct (our code of business conduct and ethics for directors, officers and employees), the Global Anti-Corruption Policy, the Code of Ethics for the Chief Executive Officer and key financial and accounting personnel, and certain of the other documents listed above. Any amendments to or waivers of the Code of Ethics will be promptly posted on our website. Copies of these documents will be provided, without charge, upon request.

Board Independence

Our Corporate Governance and Nominating Committee conducts an annual review and makes a recommendation to the full Board as to whether each of our directors and director nominees meets the applicable independence standards of the NYSE. In accordance with the NYSE listing standards, our Board of Directors has adopted categorical standards for director independence, including heightened standards applicable to members of our Audit and Compensation Committees. A copy of the Company’s Categorical Standards for Director Independence is attached as Appendix A. A director will not be considered independent unless the Board of Directors determines that the director has no material relationship with the Company (directly, or as a partner, stockholder or officer of an organization that has a material relationship with the Company).

The Board has determined that, other than E. Scott Santi, each of our current directors as well as the new director nominee has no material relationship with the Company other than as a director or director nominee and is independent within the meaning of the Company’s Categorical Standards for Director Independence and the listing standards of the NYSE. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances including that: (1) Ms. Crown and Messrs. Henderson and Smith serve as directors of Northern Trust Corporation and its subsidiary, The Northern Trust Company, with which the Company has a commercial banking relationship; (2) Messrs. Brutto, Griffith, Henderson and Lenny and Ms. Strobel serve as directors of companies that have an existing customer or supplier relationship with the Company; (3) Mr. David B. Smith, Jr. is the nephew of Harold B. Smith, emeritus director of the Company; and (4) each of Messrs. Ford, Warren and Williams are officers of companies with which we conduct business. The Board has concluded that these relationships are not material and, therefore, do not impair the independence of these directors or the director nominee.

Board Evaluations

The Board of Directors and the Audit, Compensation, and Corporate Governance and Nominating Committees conduct annual self-evaluations that assess the effectiveness, processes, skills, functions and other matters relevant to the Board as a whole or to the particular committee. Results of the evaluations are summarized and discussed at Board and committee meetings. In addition, the Board conducts a peer review evaluation led by our independent Lead Director, whereby each Board member evaluates the contributions of the other Board members, and each director receives feedback from this peer review from our independent Lead Director.

Director Qualifications and Succession Planning

The Corporate Governance and Nominating Committee periodically reviews with the Board the skills and characteristics required of Board members in the context of the current make-up of the Board and screens and recommends nominees for director to the full Board. Pursuant to our Corporate Governance Guidelines, the criteria for Board membership includes skills, such as an understanding of manufacturing, marketing, finance, regulation and public policy, international background and experience, age, diversity (including racial, ethnic and gender diversity), and ability to provide strategic insight and direction on the Company’s key strategic initiatives. In addition to skills and experience, Board candidates are considered based upon various criteria, such as their personal integrity and judgment, global business and social perspective, and concern for the long-term interests of our stockholders. Although there is no specific policy regarding Board diversity quotas, racial, ethnic and gender diversity are important factors considered in the director selection process. Of the ten director nominees, two are female and two are African-American men. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global manufacturing environment. Accordingly, we seek to attract and retain a diverse board composed of highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. For a chart summarizing the skills and attributes of our director nominees, see “Corporate Governance Highlights — Composition of Director Nominees.”

Pursuant to ITW’s Corporate Governance Guidelines, a director may not stand for re-election after his or her 75th birthday, except in rare circumstances approved by the Board. The Committee believes it is important to replace skills that may be lost as directors approach retirement age and to identify skills to supplement existing board experience. The Committee discusses with the full Board its analysis of the characteristics and key attributes for future Board candidates. After receiving recommendations for nominations from the Corporate Governance and Nominating Committee, the Board nominates or elects candidates for director.

Director Candidate Selection Process

The Corporate Governance and Nominating Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific skills or to fill a vacancy on the Board. At that time, the Corporate Governance and Nominating Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board approval of the selected candidate(s).

In connection with the nomination of Mr. Darrell L. Ford, our new nominee to the Board, following several Board discussions relating to Board succession, refreshment and skills, the Committee reviewed recommendations for a number of potential directors from Board members and outside parties. Based on Mr. Ford’s experiences, qualifications, skills and attributes, including leadership roles in the areas of talent management, compensation and human capital strategy, the Committee recommended that Mr. Ford be further evaluated by the Board, and a number of directors met virtually with Mr. Ford. Following that process, upon recommendation by the Committee and further discussion, the Board nominated Mr. Ford for election to the Board.

Our by-laws permit any stockholder or group of up to 20 stockholders meeting our continuous ownership requirement of 3% or more of our common stock for at least 3 years to nominate a candidate or candidates for election and require us to include such nominees in our proxy statement and form of proxy. All such proxy access nominations must be accompanied by information about the nominating stockholders as well as the nominees and meet the requirements as specified in Article II, Section 12 of the Company’s by-laws. For a description of the process for submitting a director candidate through the use of proxy access, see “Other Information — Submitting Proxy Proposals and Director Nominations for the 2022 Annual Meeting — How do I use proxy access to nominate a director candidate to be included in ITW’s 2022 Proxy Statement?”

Our by-laws also permit stockholders to nominate directors for consideration at an annual meeting of stockholders without requiring that their nominees be included in our proxy statement and form of proxy. The policy of the Corporate Governance and Nominating Committee is to consider such nominations as are properly submitted pursuant to Article II, Section 10 of the Company’s by-laws. Assuming that a properly submitted stockholder recommendation for a director candidate has been received, the Corporate Governance and Nominating Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Committee has no obligation to recommend that candidate for nomination. For a description of the process for submitting a director candidate without proxy access, see “Other Information — Submitting Proxy Proposals and Director Nominations for the 2022 Annual Meeting — How do I nominate a director candidate who would not be included in ITW’s Proxy Statement?”

Director Election

Our by-laws provide for the election of directors in uncontested elections by majority vote. Under this majority vote standard, each director must be elected by a majority of the votes cast with respect to that director. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In a contested election, directors will be elected by a plurality of the votes represented in person or by proxy at the meeting. An election is contested if the number of nominees exceeds the number of directors to be elected. Whether an election is contested or not is determined ten days in advance of when we file our definitive proxy statement with the SEC. This year’s election is uncontested, and the majority vote standard will apply.

If a nominee who is serving as a director is not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director” until his or her successor is elected. Our Corporate Governance Guidelines, however, require any nominee for director who fails to receive a majority of the votes cast for his or her election to tender his or her resignation. The Corporate Governance and Nominating Committee of the Board will consider the resignation and recommend to the Board whether to accept or reject it. In considering the resignation, the Committee will take into account such factors as any stated reasons stockholders voted against the election of the director, the length of service and qualifications of the director, the director’s contributions to the Company, and our Corporate Governance Guidelines. The Board will consider the Committee’s recommendation, but no director who failed to receive a majority of the votes cast will participate. We will disclose the results of the Committee’s review within 90 days of such annual meeting. At our 2020 Annual Meeting, each director received over 96% of the votes cast for his or her election.

Shareholder Engagement

Shareholder Outreach Activities

We believe regular, proactive communications with our shareholders to be in the long-term best interests of the Company. Our investor communications and outreach typically include annual investor day meetings, quarterly conference calls, investor conferences, and analyst meetings and calls throughout the year at the request of investors. These meetings provide a forum to engage with our shareholders on topics including strategy, financial performance, risk management, talent development, compensation, corporate governance, and social and environmental matters. Management representatives led numerous meetings throughout 2020 on these topics and sought valuable feedback from our shareholders.

Additionally, we regularly engage with shareholders holding more than a majority of our shares regarding environmental, social and governance topics, shareholder proposals and any other topics of interest to our investors, and we share feedback we receive from our investors with our Board. We have received valuable inputs from our investors related to our progress in executing our CSR strategy. We have also received supportive feedback regarding the composition of our Board, diversity and inclusion strategies, goals and progress, our response to COVID-19, our greenhouse gas emissions intensity reduction target, and our continuous journey to utilize the SASB Materiality Map® and the Task Force on Climate-related Financial Disclosures (TCFD) framework to guide our CSR disclosures.

As part of our annual investor outreach, early this year we offered the opportunity to holders of approximately 55% of our shares, represented by 24 investors, to engage with us regarding governance-related matters, the written consent shareholder proposal, our progress in CSR and any other topics they wished to discuss. Twelve investors, holding in the aggregate approximately 41% of our shares, engaged with us by telephone. Others indicated that they had no questions and did not feel a call was needed. Overall, the discussions were very positive, with investors expressing support for the Company’s current governance practices, progress in executing our CSR strategy and our response to COVID-19.

How to Communicate with our Directors

Shareholders and other interested parties may communicate with any of our directors, including our independent Lead Director, or with the independent directors as a group by sending an e-mail to independentdirectors@itw.com or by writing to the independent directors as a group or to any of our directors c/o Illinois Tool Works Inc., 155 Harlem Avenue, Glenview, IL 60025, Attention: Secretary, with a designation on the outside of the envelope as a “Board Communication.” Relevant communications will be forwarded by the Secretary to the appropriate directors depending on the facts and circumstances outlined in the communication.

Director Compensation

Our non-employee directors receive retainer-only compensation with no fees for attending meetings, which is an expected part of Board service. Our committee chairs and Lead Director receive additional retainers for their service in these capacities, and all Board members receive an annual equity grant based on a fixed-value amount with immediate vesting that avoids entrenchment. Our directors’ compensation is compared to that of the same peer group of companies used for executive compensation comparisons.

The Corporate Governance and Nominating Committee oversees and makes recommendations to the Board regarding non-employee director compensation based on comparisons of financial performance and median compensation levels of our peer group. Peer group directors’ compensation data is prepared by Cook, the independent compensation consulting firm that advises the Compensation Committee.

Annual Fees

The following table shows the non-employee director compensation for 2020. The Corporate Governance and Nominating Committee did not recommend, and the Board did not approve, any changes in non-employee director compensation in 2020. Non-employee directors are given the opportunity to elect to receive all or a portion of their annual cash retainer, including chair and Lead Director fees, in an equivalent value of ITW common stock pursuant to our 2015 Long-Term Incentive Plan. The number of ITW shares to be issued to a director is determined by dividing the dollar amount of the fee subject to the election by the fair market value of ITW common stock on the date the fee otherwise would have been paid in cash.

Description	Amount

Annual Cash Retainer	$135,000

Annual Committee Chair/Lead Director Cash Retainers:

• Audit Committee	$ 25,000

• Compensation Committee	$ 20,000

• Corporate Governance and Nominating and Finance Committees	$ 15,000

• Executive Committee	$ 5,000

• Lead Director	$ 35,000

Annual Stock Grant	$145,000

Directors’ Deferred Fee Plan

Non-employee directors can defer receipt of all or a portion of their annual cash retainer, including chair and Lead Director fees, and/or stock grant until retirement or resignation. Deferred cash amounts are credited with interest quarterly at 120% of the applicable federal long-term rate for the quarter. Cash fees may be deferred as cash or ITW common stock. If a director elects to defer receipt of any ITW common stock to be received in lieu of a cash payment and/or any portion of his or her stock grant, the deferred shares are credited as stock units to an account in the director’s name. The account receives share-equivalent credit for cash dividends and is adjusted for stock dividends, splits, combinations or other changes in ITW common stock upon retirement, resignation or a corporate change (as defined in our 2015 Long-Term Incentive Plan), with any fractional shares paid in cash.

ITW Common Stock Grant

The Company grants stock to its non-employee directors under our 2015 Long-Term Incentive Plan, which links this element of compensation to long-term performance. Under our director compensation program, non-employee directors serving in 2020 received an annual stock grant equivalent in value to approximately $145,000.

Director Compensation in Fiscal Year 2020

The following table summarizes the compensation for our non-employee directors who served during 2020.

Name	Cash Fees Paid or Deferred ($)(1)		Stock Awards Issued or Deferred ($)(3)		Total ($)
Daniel J. Brutto	135,000		144,909		279,909
Susan Crown	140,000		144,909	(4)	284,909
James W. Griffith	135,000	(2)	144,909	(4)	279,909
Jay L. Henderson	135,000		144,909		279,909
Richard H. Lenny	174,505		144,909	(4)	319,414
James A. Skinner (5)	65,563	(2)	N/A		65,563
David B. Smith, Jr.	150,000		144,909		294,909
Pamela B. Strobel	160,000		144,909	(4)	304,909
Kevin M. Warren	135,000	(2)	144,909	(4)	279,909
Anré D. Williams	147,967		144,909		292,876

(1)	Cash fees include the $135,000 annual retainer, Lead Director fee and committee chair fees, as applicable.

(2)	The following directors elected to convert some or all cash fees earned in 2020 into shares of ITW common stock and to defer receipt of those shares:

Footnote 2 Table

Name	Fees Deferred in 2020	Number of Shares Deferred in 2020
James W. Griffith	$135,000	731
James A. Skinner (5)	$65,563	371
Kevin M. Warren	$13,500	73

(3)	Each director serving in 2020, except for Mr. Skinner, received an annual stock grant of 900 shares equivalent in value to approximately $145,000.

(4)	These directors elected to defer receipt of their entire stock grant.

(5)	Mr. Skinner retired from the Board of Directors effective May 8, 2020.

Ownership of ITW Stock

Directors and Executive Officers

The following table shows the amount of shares of ITW common stock beneficially owned by each director, the new nominee, each named executive officer listed under “Compensation Discussion and Analysis,” and all directors, the new nominee and all executive officers as a group as of December 31, 2020, except as otherwise noted. The “percent of class” calculation is based on 316,662,263 shares of ITW common stock outstanding as of December 31, 2020. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or dispose and stock options, restricted stock units and performance share units (including accrued dividends thereon) that are currently vested or that become vested within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

The number of the directors’ phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock as of December 31, 2020. Because the granting of phantom stock units was discontinued in May 2012, Messrs. Henderson and Lenny, who joined the Board after that date, were not awarded phantom stock units upon joining the Board. Phantom stock units are not transferable and have no voting rights. The units are payable in cash and are not included in the “percent of class” calculation.

Beneficial Owner	Shares of Common Stock Beneficially Owned		Phantom Stock Units	Percent of Class

Directors (other than Executive Officers)
Daniel J. Brutto	17,764	(1)	1,225	*

Susan Crown	60,031	(2)	6,410	*

James W. Griffith	17,233	(3)	1,225	*

Jay L. Henderson	8,054		—	*

Richard H. Lenny	15,534	(4)	—	*

David B. Smith, Jr.	132,627	(5)	1,301	*

Pamela B. Strobel	35,397	(6)	1,373	*

Kevin M. Warren	15,143	(7)	1,276	*

Anré D. Williams	11,315		1,276	*

New Director Nominee

Darrell L. Ford	—		—	—

Named Executive Officers

E. Scott Santi	1,255,448	(8)	—	*

Michael M. Larsen	145,569	(9)	—	*

Christopher A. O’Herlihy	211,499	(10)	—	*

Steven L. Martindale	205,010	(11)	—	*

John R. Hartnett	73,126	(12)	—	*

Directors, Nominee and Executive Officers as a Group (23 Persons)	2,535,345	(13)	14,086	*

*Less than 1%

(1)	Includes 4,959 deferred shares.
(2)

Includes (a) 4,000 shares owned by Ms. Crown’s spouse, which were pledged to secure bank borrowings prior to April 1, 2013 (the date of adoption of the Company’s Hedging/Anti-Pledging Policy), and as to which she disclaims beneficial ownership; (b) 4,000 shares held in trusts of which Ms. Crown’s children are beneficiaries, as to which she disclaims beneficial ownership; and (c) 14,404 deferred shares.

(3)	Includes 9,622 deferred shares.
(4)

Includes (a) 11,173 deferred shares; (b) 8 shares owned jointly with Mr. Lenny’s spouse; and (c) 2,575 shares as to which Mr. Lenny has shared voting and investment power, which shares are held as tenants in common with his spouse through trusts.

(5)

Includes (a) 95,000 shares owned jointly with Mr. Smith’s spouse, all of which were pledged to secure lines of credit prior to April 1, 2013 (the date of adoption of the Company’s Hedging/Anti-Pledging Policy); and (b) 15,517 shares held in trusts of which Mr. Smith’s children are beneficiaries, as to which he disclaims beneficial ownership.

(6)	Includes 26,392 deferred shares.
(7)	Includes (a) 7,655 deferred shares; and (b) 4,440 shares beneficially owned by Mr. Warren’s spouse.
(8)

Includes (a) 3,982 shares allocated to Mr. Santi’s account in the ITW Savings and Investment Plan; (b) 1,037,237 shares covered by options exercisable within 60 days; and (c) 18,059 performance share units which vest within 60 days.

(9)	Includes (a) 110,438 shares covered by options exercisable within 60 days; and (b) 4,678 performance share units which vest within 60 days.
(10)

Includes (a) 1,756 shares allocated to Mr. O’Herlihy’s account in the ITW Savings and Investment Plan; (b) 171,220 shares covered by options exercisable within 60 days; and (c) 4,925 performance share units which vest within 60 days.

(11)	Includes (a) 154,302 shares covered by options exercisable within 60 days; and (b) 2,215 performance share units which vest within 60 days.
(12)	Includes (a) 50,944 shares covered by options exercisable within 60 days; and (b) 2,133 performance share units which vest within 60 days.
(13)

Includes (a) 1,786,514 shares covered by options exercisable within 60 days; (b) an aggregate of 41,385 restricted stock units and performance share units which vest within 60 days; and (c) 99,000 shares, which were pledged as security prior to April 1, 2013 (the date of adoption of the Company’s Hedging/Anti-Pledging Policy).

Other Principal Stockholders

The following table shows, as of December 31, 2020, the only stockholders that we know to be beneficial owners of more than 5% of ITW common stock. The “percent of class” calculation is based on 316,662,263 shares of ITW common stock outstanding as of December 31, 2020.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Briar Hall Management LLC	25,850,539(1)	8.2%
511 Union Street, Suite 735
Nashville, TN 37219
The Vanguard Group	25,419,448(2)	8.0%
100 Vanguard Blvd.
Malvern, PA 19355
State Farm Mutual Automobile Insurance Company	21,940,447(3)	6.9%
One State Farm Plaza
Bloomington, IL 61710
BlackRock, Inc.	20,672,289(4)	6.5%
55 East 52nd Street
New York, NY 10055

(1)

Briar Hall Management LLC (Briar Hall) holds certain ITW shares of common stock owned by the Smith family, founders of ITW. Briar Hall has sole voting and investment power with respect to 24,800,539 shares and shared voting and investment power with respect to 1,050,000 shares. The information above regarding the number of shares beneficially owned was provided in a Schedule 13G/A filed with the SEC on January 25, 2021.

(2)

The Vanguard Group does not have sole voting power with respect to any shares and has shared voting power with respect to 504,576 shares, sole investment power with respect to 24,098,926 shares and shared investment power with respect to 1,320,522 shares. The information above regarding number of shares beneficially owned was provided in a Schedule 13G/A filed with the SEC on February 10, 2021.

(3)

State Farm Mutual Automobile Insurance Company and its affiliates have sole voting and investment power with respect to 21,813,000 shares and shared voting and investment power with respect to 127,447 shares. The information above regarding number of shares beneficially owned was provided in a Schedule 13G/A filed with the SEC on February 9, 2021.

(4)

BlackRock, Inc. has sole voting power with respect to 17,762,703 shares and sole investment power with respect to 20,672,289 shares. The information above regarding number of shares beneficially owned was provided in a Schedule 13G/A filed with the SEC on January 29, 2021.

Availability of Annual Report on Form 10-K

The Company is providing its Annual Report on Form 10-K to stockholders who receive this proxy statement. The Company will provide copies of this report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available without charge upon written request to Illinois Tool Works Inc., 155 Harlem Avenue, Glenview, IL, 60025, Attention: Secretary. You may also review the Company’s SEC filings by visiting the Company’s website at https://investor.itw.com.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides detailed information about our 2020 compensation programs, policies and practices, as well as the principles and philosophy utilized by the Compensation Committee (the Committee) regarding these programs for the named executive officers (NEOs) in the Summary Compensation Table. For 2020, our NEOs are:

•	E. Scott Santi, Chairman and Chief Executive Officer
•	Christopher A. O’Herlihy, Vice Chairman
•	Michael M. Larsen, Senior Vice President and Chief Financial Officer
•	Steven L. Martindale, Executive Vice President
•	John R. Hartnett, Executive Vice President

Executive Compensation Table of Contents

Executive Overview

Our Business Model

ITW is a global industrial manufacturing company comprised of seven industry leading segments. In late 2012, we launched our Enterprise Strategy with the explicit goal of positioning ITW to deliver solid growth with best-in-class margins and returns by focusing the entire Company on utilizing our highly differentiated and proprietary ITW Business Model to its full potential.

The ITW Business Model is the core source of our competitive advantage as a company. It drives our ability to win with customers and deliver differentiated returns for our shareholders. It is a powerful and proprietary set of strategic, operational, and cultural practices that have been in a state of continual development and evolution inside the Company for over 30 years.

Our Long-Term Enterprise Strategy

In launching our long-term Enterprise Strategy, we undertook a complete review of our performance and began executing a multi-step approach to shift our primary growth engine to organic revenue growth. Key initiatives of our Enterprise Strategy included portfolio realignment, business structure simplification, strategic sourcing, and diligent re-application of ITW’s 80/20 Front-to-Back Process to optimize our segments for growth.

Since implementing our Enterprise Strategy in 2012, and notwithstanding the impacts of the global pandemic in 2020, ITW’s operating margin has increased from 15.9 percent to 22.9 percent and After-tax Return on Average Invested Capital (After-tax ROIC) has increased from 14.5 percent to 26.2 percent. Over this same period, we have grown Earnings Per Share (EPS) by a compound annual growth rate of 9 percent, and the Company’s market capitalization has nearly tripled.

*	As reported in the Company’s 2012 Annual Report on Form 10-K.
**

After-tax ROIC and 2012 adjusted EPS are non-GAAP measures. See Appendix B for information regarding these and other non-GAAP measures, including reconciliations to the most directly comparable GAAP measures.

***	As of January 1, 2012 and December 31, 2020.

2020: ITW Delivers Strong Operational and Financial Performance in a Challenging Environment

In 2020, we leveraged the strength and resilience of the ITW Business Model to navigate the unprecedented challenges of the COVID-19 pandemic to deliver strong operational and financial performance while remaining committed to executing our strategy to deliver differentiated performance over the long-term.

Our priorities in response to the pandemic were to: (1) protect the health and support the well-being of our ITW colleagues; (2) continue to serve the Company’s customers with excellence; (3) maintain financial strength, liquidity and strategic optionality; and (4) leverage the Company’s strengths to position it to fully participate in the recovery. With our employees’ health and well-being a top priority, we chose to use our strong financial foundation to reinforce our commitment to our people by continuing to employ all ITW colleagues through the entirety of the second quarter when the economic effects of the pandemic were at their most widespread and severe. Moreover, we decided not to initiate any enterprise-wide employment reduction mandates or programs at any point in 2020. These decisions proved to be the right ones for the Company, our people, and our customers, and position us to win the recovery going into 2021.

Despite revenues being down eleven percent year-over-year, we delivered EPS of $6.63, operating income of $2.9 billion and highly resilient operating margin of 22.9 percent (only down 120 basis points year-over-year despite the decision not to initiate any enterprise-wide employment reduction mandates or programs to protect our employees), After-tax ROIC of 26.2 percent, and $2.6 billion in free cash flow (see Appendix B). In addition, we raised our dividend by seven percent and returned $2.1 billion to shareholders in the form of dividends and share repurchases.

Throughout the pandemic, we maintained our financial strength, liquidity, and strategic optionality. ITW’s balance sheet remains strong with ample liquidity. The Company continued to generate strong cash flow throughout the year and, as a result, we did not need to issue any debt or commercial paper in 2020, ending the year with approximately $2.6 billion of cash and equivalents on hand.

Looking forward, we are aggressively executing our “Win the Recovery” initiative while remaining focused on delivering differentiated performance over the long term through the continued execution of our Enterprise Strategy. Our aim is to position the Company to deliver top-tier performance over any five-year period, regardless of the environment, and firmly establish ITW as one of the world’s best-performing, highest quality, and most respected industrial companies.

How We Align Executive Compensation with the Enterprise Strategy

Our Board of Directors and Compensation Committee are responsible for aligning executive incentives with the Company’s strategy and the best interests of our stockholders. The Board believes that the Company has a strong track record of thoughtful and diligent governance and execution with respect to aligning executive incentives, as evidenced by our stockholders’ overwhelmingly favorable support for our annual advisory vote on executive compensation (exceeding 95 percent over the past three years).

The Compensation Committee uses our long-term Enterprise Strategy as a framework to guide our executive compensation decisions. Our programs are designed to be highly performance-oriented, with rigorous financial goals to reward our executives for best-in-class performance. We regularly review our annual and long-term incentive plan metrics to ensure ongoing alignment with the strategy’s initiatives and performance objectives.

We link 50 percent of our executives’ long-term incentive opportunity to performance awards consisting of share-based units and cash, with three rigorous performance goals: three-year average (i) Operating Margin, (ii) After-tax ROIC, and (iii) EPS growth. The remaining 50 percent of our long-term incentive opportunity consists of stock option awards that only provide compensation value as our stock price increases. Notably, we do not provide any time-vested full value equity awards (i.e. restricted stock units) to our NEOs.

ITW’s Focus on Performance-Based Compensation in 2020

Variable pay makes up a substantial portion of CEO and NEO compensation, as illustrated in the graphs below. We believe that the mix of incentives in our executive compensation plans continues to support the achievement of the current phase of our strategy and, as such, our 2020 incentive designs remained unchanged from 2019.

Note: The charts above reflect total target compensation, which is the sum of base salary, target EIP and the grant date fair value of long-term cash and equity incentives for 2020.

The metrics in our annual and long-term incentive plans are designed to reward superior Company and business segment performance. The following table shows the financial performance metrics for the NEOs used in the Company’s 2020 Executive Incentive Plan (EIP) and 2020-2022 Performance Share Units (PSUs) and Performance Cash awards granted under the long-term incentive plan.

Plan	Performance Measure	Weight
2020 Executive Incentive Plan (EIP)	Organic Revenue Growth	40%
	Operating Income Growth	60%
2020-2022 Performance Share Units & Long-term Performance Cash	Operating Margin	33.33%
	After-tax ROIC	33.33%
	EPS Growth	33.33%

ITW 5-Year CEO Pay Versus Cumulative TSR Comparison

Each component of the Company’s compensation structure plays an integral role in motivating our executives to maximize ITW’s long-term performance potential. More than 77 percent of the CEO’s compensation is tied to the successful achievement of the Enterprise Strategy’s long-term performance objectives. The following table shows total CEO pay relative to the Company’s cumulative TSR performance over the last 5 years.

 Notes:

-	CEO Pay represents Mr. Santi’s compensation levels based upon his total compensation as reported in the Summary Compensation Table, except that his stock options are valued using Institutional Shareholder Services (ISS) methodology.
-	Indexed TSR line assumes $100 invested on 12/31/2015 in ITW stock.

Executive Compensation Highlights

Compensation Philosophy

Philosophy	Key Components

Our executive compensation philosophy is designed to deliver competitive total compensation upon the achievement of our strategy objectives, which will attract, motivate and retain leaders who drive the creation of long-term stockholder value.

Target total compensation is based on the median of our peer group and relevant external market data. Actual compensation is determined by achievement of results based on our goals aligned with ITW’s strategy.

Individual executive compensation is then established based on an executive’s scope of responsibility, impact on profitable growth, individual performance and breadth of experience.

Pay-for-performance through short- and long-term incentives links compensation to Company and business segment performance. This “pay-at-risk” aligns executive and stockholder interests to help ensure the short- and long-term growth of ITW.

Compensation Objectives

We emphasize a total compensation approach in establishing individual executive compensation levels with each component of compensation serving a specific purpose. In addition to paying a competitive base salary, we use a mix of different performance-based components of compensation that reward different aspects of both Company and individual performance. Our 2020 executive compensation program consisted of both fixed (base salary) and variable (annual cash incentives and long-term incentive compensation) components, as illustrated below:

2020 Compensation Components

	Compensation Component	Form	Objective
FIXED	Base Salary	Cash	Market competitive pay levels to attract and retain highly qualified leaders Reflective of individual performance, experience and scope of responsibility
VARIABLE	Annual Executive Incentive Plan (EIP)	Cash	Motivate executives to achieve annual Company and business segment performance goals
	Stock Options	Equity	Reward executives for delivering on the long-term performance goals aligned with the Company’s strategy and creating long-term stockholder value
	Performance Share Units (PSUs)	Equity
	Performance Cash	Cash

Ongoing Best Practices

We regularly review and refine our executive compensation program to ensure that it continues to address practices and policies that are aligned with our pay-for-performance philosophy and the interests of our stockholders. In this regard, our 2020 compensation program reflects the following:

What We Do		What We Don’t Do

✓	Pay for Performance Our NEOs’ average total target compensation is 82% performance based.	✗	Employment Agreements We do not provide executive officers with employment agreements.

✓

Robust Stock Ownership Guidelines

We have stock ownership guidelines for our executive officers of 6 x salary for CEO, 3 x salary for Vice Chairman, Executive Vice Presidents and CFO and 2 x salary for Senior Vice Presidents.

		✗	Tax Gross-ups We do not provide tax gross-ups as part of our change-in-control agreements.

✓	Annual “Say on Pay” Vote We hold an annual advisory vote for our stockholders to review and approve our executive compensation programs.	✗	Repricing We do not allow share repricing within our stock option plan.

✓

Independent Compensation Consultant

The Committee: (1) engages an independent compensation consultant who advises the Committee on regulatory and other current trends and key developments in executive compensation and (2) reassesses its consultant’s independence annually.

✗

Hedging/Pledging of Company Equity Securities

We prohibit executive officers and directors from engaging in any transaction that is designed to hedge or offset a decrease in the market value of ITW common stock and from pledging ITW equity securities.

✓	Annual CEO and NEO Performance Review The Committee conducts an annual review of the performance of the CEO, as well as the other executive officers.	✗	Dividends on Unvested Equity Awards Dividends accrued on unvested equity awards, including restricted stock units and performance share units, are not paid unless awards vest.

✓

Annual Review of Compensation Programs

The Committee, with input from its independent compensation consultant, conducts an annual review of our executive compensation programs, considering business strategies, best practices and good governance.

✗

Single-Trigger Change-In-Control Vesting/Benefits

We do not allow immediate vesting of equity awards that are continued or replaced upon a change-in-control; all such awards allow only double-trigger vesting (change-in-
control and termination).

✓	Clawback Policy Our Compensation Recovery Policy provides for the reimbursement of incentives if a material financial restatement is required, whether or not based on misconduct.

✓	Annual Compensation Risk Assessment Each year we perform an assessment of risks that could result from our executive compensation plans and programs.

Say on Pay Advisory Voting Results

In 2018, 2019 and 2020, 95.5 percent, 95.9 percent and 95.0 percent, respectively, of stockholder votes were cast to approve the compensation of our NEOs. The Committee believes that this favorable vote is confirmation that our stockholders believe the pay of our NEOs is appropriately aligned with the performance of the Company and the interests of our stockholders. The Committee therefore determined that it was not necessary to make any changes to our executive compensation practices during 2020 as a result of the Say on Pay votes.

How We Make Compensation Decisions

Role of the Compensation Committee

The Committee conducts an annual review of ITW’s practices and the compensation of our executive officers to ensure:

•	The components of the total compensation package are aligned with the market to attract and retain the caliber of talent required to deliver on our business strategies;

•	Compensation decisions are meaningfully differentiated to appropriately reflect the contributions of our highest performers; and

•	Our incentive programs drive performance aligned with our strategy and the Company’s culture and values.

In making its executive compensation decisions and recommendations, the Committee is guided by the following factors:

•	Our compensation philosophy;

•	Compensation comparisons from a peer group of diversified multinational industrial companies with similar size, value, and complexity; and

•	Our executive’s contribution to our short- and long-term goals based on profitable growth and strong returns on capital.

See “Board of Directors and its Committees—Compensation Committee” under “Proposal 1—Election of Directors” for more information about the function of the Committee.

Role of the Compensation Consultant

The Committee engages an independent advisor, Frederic W. Cook & Co., Inc. (Cook), to work directly on its behalf and in cooperation with management to review ITW’s executive compensation program, confirm appropriateness of our peer companies, and assess our compensation governance process. In 2020, Cook conducted a marketplace review of the compensation we pay to our executive officers. Cook provided the Committee with relevant market data, including a review of our pay and performance and that of our peers, reviewed the peer companies we use for comparison purposes, and benchmarked our compensation against our peer companies. Cook also assisted the Committee with its assessment of compensation-related risk.

With respect to CEO compensation, on an annual basis, Cook provides an independent recommendation to the Committee for its consideration. In developing its recommendation, Cook relies on its understanding of ITW’s business, strategy and compensation programs, as well as its own independent research and analysis including ITW’s peer group. Cook does not meet with the CEO with respect to his compensation.

Peer Companies

The Committee has identified a group of comparable companies, which we refer to as the peer group, to benchmark executive compensation and provide competitive market data to be used in establishing and recommending each component of compensation. The peer group is reviewed annually by the Committee with assistance from Cook.

In 2020, the Committee utilized market data for pay benchmarking from a custom survey consisting of the peers below, as provided by Aon. In addition, the Committee referred to market data from broad compensation surveys for manufacturing companies within Aon’s TCM Online Executive survey, and the Willis Towers Watson Executive Compensation survey using regression analysis.

Peer Group Selection Criteria:

•   U.S. publicly traded companies from ITW’s same and related industries, identified based on Standard & Poor’s Global Industry Classification Standard (GICS) codes;

•   Companies with one-fourth to four times our revenue and market capitalization with broadly similar businesses and pay models;

•   Companies that compete for the same customers with similar products and/or services; and

•   Companies with whom we may compete for executive talent.

In connection with its annual review in 2020, the Committee removed two companies from the peer group (Ingersoll-Rand plc and Raytheon Company) based on transactions that occurred during the year. The Committee then added two peers (Ecolab Inc. and Trane Technologies plc) that met the criteria summarized to the right.

2020 Peer Group
3M Company	Ecolab Inc.	Parker-Hannifin Corporation
Caterpillar Inc.	Emerson Electric Co.	PPG Industries, Inc.
Cummins Inc.	Fortive Corporation	Rockwell Automation, Inc.
Deere & Company	General Dynamics Corporation	Stanley Black & Decker, Inc.
Dover Corporation	Honeywell International Inc.	Trane Technologies plc
Eaton Corporation plc	Johnson Controls International plc

The revenue median of the peer group was $18.0 billion based on the twelve-month average of reported financial results through June 30, 2020, and the median market capitalization was $29.3 billion, versus $13.8 billion and $52.8 billion, respectively, for ITW.

The nature of our decentralized and diverse lines of business presents challenges in identifying similar organizations for comparison purposes; however, we believe that the peer group selected provides relevant comparisons.

Compensation Decisions and Individual Compensation Levels

On an annual basis, the CEO reviews the total compensation of the NEOs and makes recommendations to the Committee based on his assessment of each executive’s individual performance and peer group compensation information. The Committee makes recommendations to the independent directors regarding the CEO’s compensation based on an assessment of the CEO’s performance and peer group compensation information. There are no material differences in the policies and decision processes used in setting compensation for the CEO and the other NEOs. However, the different levels of compensation for the NEOs, as shown in the Summary Compensation Table of this proxy statement, reflect internal factors such as each executive’s scope of responsibility, performance, impact on profitable growth and breadth of experience, as well as compensation data from the peer group.

Components of the 2020 Executive Compensation Program

Base Salary

In determining base salary, the CEO and the Committee consider the size and scope of the executive officers’ responsibilities, experience, performance, market data and the median base salary of similar positions at our peer group companies. The Committee believes that median base salary is an appropriate general reference point to use for encouraging solid performance. Base salaries are reviewed annually, and adjustments are intended to recognize performance and contributions over the prior year, as well as any significant changes in duties or scope of responsibility.

For 2020, the Committee recommended a base salary increase of 2.7 percent for Mr. Santi, which was approved by the Board’s independent directors. For the other NEOs, the Committee approved recommended base pay merit increases ranging from 3.5 to 4.5 percent. These base salary increases were effective February 24, 2020.

Annual Executive Incentive Plan

We believe that executives generally should be rewarded for their contributions to the overall financial success measured by income and organic growth of the Company as a whole, and, if applicable, the business segment he or she leads. Achieving our annual financial objectives is important to executing on our current strategic objectives and delivering long-term value to stockholders. The Committee determines and approves the performance results and awards for the NEOs and recommends for approval, and the independent directors of the full Board approve the annual incentive award amount for the CEO.

The annual Executive Incentive Plan (EIP) is composed solely of financial performance measures for our NEOs. For 2020, the financial metric weighting for Mr. Santi, Mr. O’Herlihy and Mr. Larsen is based 60 percent on Company operating income and 40 percent on Company organic revenue growth. For Mr. Martindale and Mr. Hartnett, the weighting of the financial measures is based 60 percent on operating income and 40 percent on organic revenue growth, with 50 percent of each metric based on Company results and 50 percent on results of their respective business segments. The financial measures were recommended by management and approved by the Committee at the start of the performance year. While the Committee has the discretion to make adjustments in the calculation of financial performance to eliminate factors beyond the control of management and to eliminate possible disincentives to act in the long-term best interests of the Company and our stockholders, the Committee did not make any adjustments to the 2020 EIP plan or plan payouts due to the impact of the COVID-19 pandemic on financial results.

2020 EIP Financial Measures

For 2020, executive officers were eligible to earn a payment according to the performance scales below.

2020 EIP Company Financial Targets

	Operating Income Growth vs. Prior Year	Operating Income Growth Payout (as a % of Target)*	Organic Revenue Growth	Organic Revenue Payout (as a % of Target)*

Maximum	116%	200%	3.0%	200%

Target	106%	100%	1.0%	100%

Threshold	85%	50%	-1.0%	0%

*Interpolation is used for measuring achievement between threshold and target and between target and maximum.

The following table shows the actual goal achievement for the enterprise (weighted 60 percent on operating income and 40 percent on organic revenue growth).

2020 EIP Company Performance Results

Operating Income Growth vs. Prior Year (1)(2)				Organic Revenue Growth (1)

2019	2020	Achievement Percent	Payout Percent	2019	2020	Achievement Percent	Payout Percent	Total Payout Percent

$3.4B	$2.9B	85.1%	50.2%	$14.1B	$12.7B	-9.8%	0.0%	30.1%

(1)	Calculated on a constant currency basis.
(2)	Excludes 2019 operating income of $11.8 million related to divestitures in 2019.

2020 EIP Total Payouts

The total 2020 payouts to the NEOs ranged from 15.1 percent to 38.4 percent of target award level.

Named Executive Officer	Award Target (as a % of Base Salary)	Year-End 2020 Salary	Total Payout Percent	Total Payout Amount (2)

E. Scott Santi	160%	$1,350,000	30.1%	$650,592

Christopher A. O’Herlihy	100%	$825,898	30.1%	$248,761

Michael M. Larsen	100%	$816,911	30.1%	$246,054

Steven L. Martindale	80%	$633,551	38.4%(1)	$194,627

John R. Hartnett	80%	$558,479	15.1%(1)	$67,286

(1)	The total payout percent for Messrs. Martindale and Hartnett is based 50 percent on their respective business segment’s results and 50 percent on total company results.
(2)	These amounts are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The award payout is calculated as a percent of base salary.

Long-Term Incentives

The value of the overall long-term incentive award for the

CEO is determined by the Committee, subject to approval by the independent directors of the full Board of Directors. Awards to other NEOs are recommended by the CEO to the Committee for approval.

The key factors in determining the awards are the executive’s position, performance, potential to contribute to the long-term success of the Company, breadth of experience and prior awards. In addition, although we generally do not establish any specific target or prescribed value in relation to the peer group, comparisons are made to long-term incentive levels in the peer group and market compensation data.

Long-term Incentive Philosophy

We believe that ensuring the long-term growth and profitability of the business is a primary management responsibility. Therefore, a significant portion of an executive officer’s compensation should be directly linked to key financial performance measures that consider the long-term perspective, such as operating margin, After-tax ROIC, EPS and ITW’s share price over time.

In 2020, the NEOs received 50 percent of the value of their awards in the form of stock options and 50 percent of the value in other performance-based awards (25 percent payable in PSUs and 25 percent payable in cash). We believe that stock options are an effective incentive because they directly align the interest of the executives with those of our stockholders, as an unexercised stock option has no realizable value if our stock price is below the exercise price, while the value increases along with increases in our stock price above the exercise price. The stock option awards are combined with the other performance-based awards to closely align the realized value of long-term incentives with the financial performance objectives of the Company’s strategy and total shareholder return.

2020 Long-Term Incentive Award Weightings

Stock Options	PSUs	Performance Cash
50%	25%	25%

The Committee has established specific vesting and expiration provisions associated with termination of employment due to death, disability and retirement, as defined in the applicable awards, and forfeiture provisions upon other termination of employment. The Committee, in its sole discretion, may deem a long-term incentive award, whether vested or unvested, to be immediately forfeited if the recipient competes with the Company, engages in gross misconduct or conduct that is against the business interests of the Company, or divulges confidential information about the Company to others.

2020 Stock Option Awards

The 2020 stock options vest in equal installments over a four-year period ending in 2024. Stock options are awarded with an exercise price equal to the fair market value of the common stock on the date of grant and normally expire ten years after the award date. The Committee awards only non-qualified stock options because it believes that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to the NEOs of incentive stock options.

2020-2022 Performance Share Units and Performance Cash Awards

The PSUs and Performance Cash awards vest three years from the date of grant, subject to the achievement of the performance goals set at the beginning of the performance period. PSUs are awarded based on the fair market value of one share of ITW common stock on the date of award. Dividend equivalents are accrued and added as units to the original PSU awards as reinvested dividends. These reinvested dividends are paid only on PSUs earned at the end of the performance period.

The goals for the 2020 PSUs and Performance Cash awards are equally weighted and based on three-year average operating margin, After-tax ROIC and EPS growth. The payout range is 50 percent to 200 percent of the target award for threshold to maximum performance. Performance below threshold results in no payout for the weighted portion for that metric. The payout at the end of the performance period will be based on the following payout scale:

	Operating Margin	After-tax ROIC	EPS Growth	Payout (as a % of Target)*
Maximum	27%	27%	10%	200%
Target	25%	25%	7%	100%
Threshold	23%	20%	4%	50%

* Interpolation is used for measuring achievement between threshold and target and between target and maximum.

2018-2020 Performance Share Units and Performance Cash Awards Payout

In 2018, executives were awarded PSUs and Performance Cash awards with a three-year performance period from January 1, 2018 to December 31, 2020. The awards had the same financial metrics (operating margin, After-tax ROIC, and EPS growth) and weightings as the 2020-2022 performance awards noted above. The table below details the performance and associated payouts of the 2018-2020 PSU and Performance Cash awards:

Long-Term Performance Results					Performance Scale and Payout

Metrics (Weighting)	FY 2018	FY 2019	FY 2020	3 Year Average	Threshold 50% of Target	Target 100% of Target	Maximum 200% of Target	Payout % of Target
Operating Margin (1/3rd)	24.3%	24.1%	22.9%	23.8%	23.0%	25.0%	27.0%	69.2%
After-tax ROIC (1/3rd)	28.2%	28.7%	26.2%	27.7%	20.0%	25.0%	27.0%	200.0%
EPS Growth (1/3rd)	15.3%*	1.8%	-14.3%	0.9%	5.0%	8.0%	12.0%	0%

Total Payout: 89.7%

* For purposes of determining 2018 EPS growth, 2017 EPS excludes the unfavorable impact of $1.90 for the discrete tax charge related to the 2017 U.S. tax legislation and the favorable impact of $0.17 for the confidential legal settlement.

Timing of Long-Term Incentive Awards

The Committee meets in February of each year following the Company’s public release of its earnings results for the recently completed fiscal year to consider and act with respect to long-term incentive awards for the executive officers. Long-term awards are made in compliance with the Long-Term Incentive Plan, including the requirement that stock options may not be awarded at less than 100 percent of the fair market value of ITW’s common stock on the date of grant. The exercise price of the awards is based on the closing price of ITW’s stock on the date of award. We do not time award grant dates for the purpose of enhancing the value of executive compensation.

Compensation Governance Practices and Policies

Stock Ownership Guidelines

We believe that stock ownership is important because it aligns the interests of our management and directors with those of our stockholders and mitigates compensation-related risk. Because of the importance of stock ownership, the Board of Directors and the Committee have adopted stock ownership guidelines for executive officers and directors. The guidelines for stock ownership as a multiple of executive officers’ base salaries and of directors’ annual cash retainers are as follows:

Title	Guideline
Chief Executive Officer	6 times salary
Vice Chairman, Executive Vice Presidents, and Chief Financial Officer	3 times salary
Senior Vice Presidents	2 times salary
Non-employee Directors	5 times annual cash retainer

The Committee expects that an executive officer or non-employee director will achieve the applicable ownership level within five years. The achievement of these guidelines is reviewed annually. The Board of Directors believes that its stock ownership guidelines are appropriate, reasonable and attainable given the responsibilities and compensation levels of our executive officers and directors and has not deemed it necessary to impose a holding period requirement for shares owned by our executive officers and directors.

All executive officers and directors who have been in their positions for five or more years have met or exceeded the applicable stock ownership guidelines.

Hedging and Anti-Pledging Policy

Pursuant to the Company’s Hedging/Anti-Pledging Policy, all employees (including executive officers) and directors that receive equity-based awards from the Company are prohibited from trading ITW options or engaging in short sales of ITW stock. In addition, all executive officers and directors and their designees are prohibited from purchasing or selling any financial instrument or otherwise engaging in any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of ITW equity securities. In addition, since April 2013, our executive officers and directors have been prohibited from pledging ITW stock, and all pledged shares are excluded from ownership for purposes of our stock ownership guidelines.

Compensation Recovery Policy

We maintain a Compensation Recovery Policy (clawback policy) applicable to all executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934. Under the policy, the Committee will seek reimbursement of incentives paid to executive officers in the prior three years where the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that was subsequently the subject of a material restatement due to material non-compliance of the Company with any financial reporting requirement under the U.S. securities laws. The reimbursement amount is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results. Further, following a material restatement of our financial statements, we will seek reimbursement of compensation and profits from trading in Company stock received by our CEO and CFO to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002.

2020 Risk Assessment

The Committee, together with management and Cook, annually considers potential risks when reviewing our compensation programs for all employees, including our executive officers. Based on this assessment, the Committee concluded that our 2020 compensation programs do not create risks that are reasonably likely to have a material adverse effect on ITW. In making this determination, the Committee reviewed the key design elements of our compensation programs, as well as the means by which any potential risks may be mitigated, including:

•

A Balanced Mix of Compensation Components — The target compensation mix for our executive officers is composed of base salary, annual cash incentives and long-term cash and equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

•

Multiple Performance Factors — Our incentive compensation plans use Company-wide measures, which encourage focus on the achievement of objectives for the overall benefit of the Company. Multiple financial goals also prevent an overemphasis on any one metric.

•

Long-Term Incentives — Our long-term incentives are primarily equity-based, and our PSUs and Performance Cash awards are subject to performance goals. These long-term incentives have three-year vesting schedules (PSUs and Performance Cash) or four-year vesting schedules (stock options), in each case to complement our annual cash-based incentives.

•	Capped Incentive Awards — Annual and long-term incentive awards, PSUs and Performance Cash are all capped at 200 percent of target.

•

Stock Ownership Guidelines — Our guidelines call for significant share ownership, which further aligns the interests of our executive officers and directors with the long-term interests of our stockholders.

•	Clawback Policy — Our Compensation Recovery Policy authorizes the Committee to recoup past incentive compensation in the event of a material restatement of the Company’s financial results.

•	Prohibition on Hedging and Pledging — Executive officers and directors are subject to Company policy that prohibits hedging and pledging activities with respect to ITW stock.

•	Committee Oversight — The Committee has ultimate authority to determine, and reduce if appropriate, compensation provided to our executive officers.

•	Independent Compensation Consultant — The Committee retains an outside independent compensation consultant.

Section 162(m) and Regulatory Considerations

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid in any calendar year to certain covered executives. As a result, compensation paid in excess of $1,000,000 in a year to our NEOs is generally not deductible. However, pursuant to the Tax Cuts and Jobs Act, which allowed companies to grandfather certain performance-based compensation in excess of $1,000,000 if in effect on or before November 2, 2017, the Company has determined that the stock option awards (including in excess of $1,000,000) that were in effect as of such date, are intended to qualify as performance-based under the grandfather rules.

The Committee will, consistent with its past practice, continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Committee’s Independent Consultant

Cook, the independent compensation consultant, has been retained by and reports directly to the Committee. It also provides peer group directors’ compensation data to the Corporate Governance and Nominating Committee; it does not have any other consulting engagements with management or ITW. Based on its consideration of factors under NYSE listing standards, the Committee concluded that the work performed by Cook and its senior advisor involved in the engagement did not raise any conflict of interest or independence concerns.

NEO Compensation

The following tables provide information regarding the compensation of our NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation (1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
E. Scott Santi Chairman & Chief Executive Officer	2020	$1,344,924	-	$2,937,379	$5,874,987	$3,117,342	$ 662,892	$ 69,832	$14,007,356
	2019	$1,315,000	-	$2,874,971	$5,749,974	$4,755,524	$ 666,086	$ 78,790	$15,440,345
	2018	$1,306,747	-	$2,749,839	$5,499,988	$5,910,732	$2,146,099	$ 95,111	$17,708,516
Michael M. Larsen Senior Vice President & CFO	2020	$ 812,904	-	$ 749,937	$1,499,996	$ 885,167	-	$126,797	$4,074,801
	2019	$ 784,750	-	$ 712,397	$1,424,978	$1,337,448	-	$135,810	$4,395,383
	2018	$ 754,671	-	$ 712,413	$1,424,983	$1,838,508	-	$150,208	$4,880,783
Christopher A. O’Herlihy Vice Chairman	2020	$ 820,740	-	$ 812,495	$1,624,993	$ 921,511	$ 408,519	$165,381	$4,753,639
	2019	$ 785,791	-	$ 749,892	$1,499,986	$1,283,333	$ 378,838	$175,220	$4,873,060
	2018	$ 746,537	-	$ 749,986	$1,499,976	$1,614,156	-	$193,174	$4,803,829
Steven L. Martindale Executive Vice President	2020	$ 630,017	-	$ 387,367	$ 774,972	$ 497,365	$ 4,174	$125,631	$2,419,526
	2019	$ 605,683	-	$ 362,400	$ 724,996	$ 684,754	$ 5,254	$118,389	$2,501,476
	2018	$ 583,139	-	$ 337,338	$ 674,976	$ 992,924	$ 4,961	$158,758	$2,752,096
John R. Hartnett Executive Vice President	2020	$ 555,740	-	$ 362,382	$ 724,988	$ 358,811	$ 228,118	$ 21,800	$2,251,839
	2019	$ 536,492	-	$ 337,451	$ 674,968	$ 658,525	$ 357,837	$ 25,908	$2,591,181

Note: Years prior to becoming an NEO are not presented in this table.

(1)

The Salary and Non-Equity Incentive Plan Compensation columns for 2020 include amounts deferred by the executive under the Executive Contributory Retirement Income Plan (ECRIP) and the Savings and Investment Plan. The deferral amounts for each year shown for each NEO can be found in the Footnote 1 Table to the table under the “ITW Retirement Plans — Nonqualified Deferred Compensation” section.

(2)

The Stock Awards column represents PSUs awarded in 2020, 2019, and 2018. The amounts shown represent the target amount that may be earned. The Option Awards column represents stock options awarded in the relevant year, and the assumptions applicable to these valuations can be found in Note 14 of the Notes to Financial Statements — Stock-Based Compensation contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

(3)

These amounts include payouts made under the EIP and 2018-2020 Long-term Performance Cash award payouts made under our Long-Term Incentive Plan. The following table shows the award payouts under each plan for 2020.

Footnote 3 Table

Name	EIP Award	Performance Cash	Non-Equity Incentive Plan Compensation
E. Scott Santi	$650,592	$2,466,750	$3,117,342
Michael M. Larsen	$246,054	$639,113	$885,167
Christopher A. O’Herlihy	$248,761	$672,750	$921,511
Steven L. Martindale	$194,627	$302,738	$497,365
John R. Hartnett	$67,286	$291,525	$358,811

(4)

These amounts include an amount of interest in the applicable calendar year considered to be in excess of market rates credited to the deferred compensation accounts of the NEOs under the ECRIP, discussed in more detail under “Nonqualified Deferred Compensation” below. When a participant attains retirement eligibility at age 55 with 10 years of service, any amounts in his or her ECRIP account deferred prior to January 1, 2010 are entitled to a return of 130 percent of the monthly Moody’s Corporate Bond Yield Average rate, and the excess interest portion is deemed to be amounts exceeding 100 percent of such rate. This additional interest credit applies to all eligible plan participants, including the eligible NEOs. All amounts deferred after December 31, 2009 accrue interest at 100 percent of the Moody’s Rate. The individual amounts of pension benefits and excess interest credits earned in each year are shown in the table below.

Footnote 4 Table

Name	Year	Accrual in ITW Retirement Accumulation Plan	Accrual in ITW Nonqualified Pension Plan	Excess Interest on Deferred Compensation	Change in Pension Value and NQDC Earnings
E. Scott Santi	2020	$59,874	$590,293	$12,725	$662,892
	2019	$58,461	$591,815	$15,810	$666,086
	2018	$57,798	$2,072,676	$15,625	$2,146,099
Michael M. Larsen*	2020	-	-	-	-
	2019	-	-	-	-
	2018	-	-	-	-
Christopher A. O’Herlihy**	2020	$408,519	-	-	$408,519
	2019	$378,838	-	-	$378,838
	2018	$(213,241)	-	-	$(213,241)
Steven L. Martindale***	2020	-	-	$4,174	$4,174
	2019	-	-	$5,185	$5,185
	2018	-	-	$4,961	$4,961
John R. Hartnett	2020	$72,017	$149,882	$6,219	$228,118
	2019	$64,278	$285,832	$7,727	$357,837

*

Mr. Larsen joined the Company in September 2013. Consequently, his ECRIP deferrals are not eligible for the 130 percent rate. He is not eligible to participate in the Company’s pension plans, which were closed to new entrants effective January 1, 2007.

**

Mr. O’Herlihy participated in the ITW Retirement Accumulation Plan from 1989 through 1999. From 1999 through August 2011, he was employed in Ireland, participated in the ITW Irish Pension Plan and ceased active participation in the U.S. plan. Upon his return to the U.S. in 2011, he was ineligible to actively participate in the U.S. plan due to the plan participation closure effective January 1, 2007. The ITW Irish Pension Plan accrual is included in the “Accrual in ITW Retirement Accumulation Plan” column above, because this amount also represents a qualified pension plan present value.

***

Mr. Martindale is not eligible for the Company’s pension plans. Mr. Martindale was hired by Instron in 2002, which was acquired by the Company in 2005. In connection with the acquisition, Instron employees were not made eligible for the ITW Retirement Accumulation Plan.

(5)	These amounts include the Company contributions to the ECRIP and the Savings and Investment Plan, based on plan rules for all eligible participants.

Grants of Plan-Based Awards

The table below provides information regarding plan-based awards granted to our NEOs during fiscal year 2020 under the Executive Incentive Plan (EIP) and the Long-Term Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)

Name	Grant Date	Plan Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
E. Scott Santi		EIP	-	2,160,000	4,320,000
	2/14/2020	Perf. Cash	1,468,750	2,937,500	5,875,000
	2/14/2020	PSUs				7,818	15,636	31,272				2,937,379
	2/14/2020	Stock Options								165,726	187.86	5,874,987
Michael M. Larsen		EIP	-	816,911	1,633,822
	2/14/2020	Perf. Cash	375,000	750,000	1,500,000
	2/14/2020	PSUs				1,996	3,992	7,984				749,937
	2/14/2020	Stock Options								42,313	187.86	1,499,996
Christopher A. O’Herlihy		EIP	-	825,898	1,651,796
	2/14/2020	Perf. Cash	406,250	812,500	1,625,000
	2/14/2020	PSUs				2,163	4,325	8,650				812,495
	2/14/2020	Stock Options								45,839	187.86	1,624,993
Steven L. Martindale		EIP	-	506,841	1,013,682
	2/14/2020	Perf. Cash	193,750	387,500	775,000
	2/14/2020	PSUs				1,031	2,062	4,124				387,367
	2/14/2020	Stock Options								21,861	187.86	774,972
John R. Hartnett		EIP	-	446,783	893,566
	2/14/2020	Perf. Cash	181,250	362,500	725,000
	2/14/2020	PSUs				965	1,929	3,858				362,382
	2/14/2020	Stock Options								20,451	187.86	724,988

(1)

The range of potential payouts under the EIP awards for the NEOs as determined by the Committee in February 2020 for 2020 performance is set forth in these columns. The financial performance components and corresponding payouts as a percent of target are shown under “Components of the 2020 Executive Compensation Program — Annual Executive Incentive Plan.”

(2)	The range of potential payouts under the Performance Cash awards for the three-year period 2020 through 2022 is set forth in these columns.
(3)

The range of potential share distributions under the 2020 PSU awards for the NEOs as set by the Committee in February 2020 for performance for the three-year period 2020 through 2022 is set forth in these columns.

(4)	Exercise price is equal to the closing price on the grant date.
(5)

Grant date fair values of options awarded to the NEOs on February 14, 2020 were based on an implied value of $35.45 per share as determined using a binomial valuation technique under Accounting Standards Codification Topic 718. Grant date fair value of PSUs was based on the assumption that the performance conditions will be met at target.

Outstanding Equity Awards at Fiscal Year-End 2020

The following table sets forth details, on an award-by-award basis, of the outstanding equity awards held by each NEO as of December 31, 2020.

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)

E. Scott Santi	02/14/2020	-	165,726	187.86	02/14/2030	15,926.927	3,247,182

	02/15/2019	41,836	125,509	144.21	02/15/2029	20,853.590	4,251,630

	02/15/2018	71,726	71,727	163.36	02/15/2028	18,059.492	3,681,969

	02/10/2017	146,757	48,919	128.00	02/10/2027	-	-

	02/12/2016	199,800	-	91.88	02/12/2026	-	-

	02/13/2015	184,645	-	98.26	02/13/2025	-	-

	02/14/2014	224,422	-	78.59	02/14/2024	-	-

Michael M. Larsen	02/14/2020	-	42,313	187.86	02/14/2030	4,066.277	829,033

	02/15/2019	10,368	31,104	144.21	02/15/2029	5,167.372	1,053,524

	02/15/2018	18,583	18,584	163.36	02/15/2028	4,678.754	953,904

	02/10/2017	38,436	12,812	128.00	02/10/2027

Christopher A. O’Herlihy	02/14/2020	-	45,839	187.86	02/14/2030	4,405.472	898,188

	02/15/2019	10,913	32,742	144.21	02/15/2029	5,439.339	1,108,972

	02/15/2018	19,561	19,562	163.36	02/15/2028	4,925.512	1,004,213

	02/10/2017	36,339	12,114	128.00	02/10/2027	-	-

	02/12/2016	37,462	-	91.88	02/12/2026	-	-

	02/13/2015	22,675	-	98.26	02/13/2025	-	-

Steven L. Martindale	02/14/2020	-	21,861	187.86	02/14/2030	2,100.367	428,223

	02/15/2019	5,275	15,825	144.21	02/15/2029	2,628.666	535,932

	02/15/2018	8,802	8,803	163.36	02/15/2028	2,215.462	451,688

	02/10/2017	16,772	5,591	128.00	02/10/2027	-	-

	02/12/2016	18,315	-	91.88	02/12/2026	-	-

	02/13/2015	17,816	-	98.26	02/13/2025	-	-

	02/14/2014	24,202	-	78.59	02/14/2024	-	-

	02/15/2013	42,387	-	63.25	02/14/2023	-	-

John R. Hartnett	02/14/2020	-	20,451	187.86	02/14/2030	1,964.891	400,602

	02/15/2019	4,911	14,733	144.21	02/15/2029	2,447.703	499,038

	02/15/2018	8,476	8,477	163.36	02/15/2028	2,133.921	435,064

	02/10/2017	17,470	5,824	128.00	02/10/2027	-	-

(1)

Stock options vest in equal installments over a four-year period starting on the anniversary of the grant date, with exceptions for termination upon death, disability, retirement and change-in-control.

(2)

PSUs were granted in 2018, 2019, and 2020 and are subject to three-year vesting, as well as achievement of operating margin, After-tax ROIC and EPS performance goals. The number of PSUs included in this table assumes target performance is met.

Option Exercises and Stock Vested

The following table provides information regarding option exercises and stock vesting for each NEO during 2020. The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price of ITW’s common stock at the time of exercise multiplied by the number of shares underlying the option. The value realized upon the vesting of stock awards is based on the closing price of ITW’s common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

E. Scott Santi	152,594	21,184,625	32,033	5,888,947

Michael M. Larsen	66,821	6,222,400	8,389	1,542,234

Christopher A. O’Herlihy	29,702	3,445,028	7,932	1,458,219

Steven L. Martindale	52,265	6,675,903	3,659	672,671

John R. Hartnett	39,416	3,805,505	3,812	700,798

Pension Benefits

The following table provides pension benefit information through our financial statement measurement date of December 31, 2020 for each NEO serving as of that date.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)(2)
E. Scott Santi	ITW Retirement Accumulation Plan	38.621	$988,973
	ITW Nonqualified Pension Plan	38.621	$12,692,078
Michael M. Larsen	ITW Retirement Accumulation Plan (3)	-	-
	ITW Nonqualified Pension Plan (3)	-	-
Christopher A. O’Herlihy	ITW Retirement Accumulation Plan (4)	10.455	$123,031
	ITW Nonqualified Pension Plan (4)	-	-
	ITW Irish Pension Plan (4)	11.167	$2,168,326
Steven L. Martindale	ITW Retirement Accumulation Plan (5)	-	-
	ITW Nonqualified Pension Plan (5)	-	-
John R. Hartnett	ITW Retirement Accumulation Plan	34.000	$1,034,171
	ITW Nonqualified Pension Plan	34.000	$3,051,682

(1)	Assuming the individual receives a lump-sum distribution at normal retirement, present values are based on the 2.32 percent discount rate used for financial reporting purposes.
(2)

In the event of a change-in-control or departure due to death, disability or retirement, the total pension payable is reflected in the total of the above amounts. The allocation between the ITW Retirement Accumulation Plan and the ITW Nonqualified Pension Plan depends on the actual lump sum and annuity values calculated using the actual applicable interest rates and Internal Revenue Service (IRS) limits.

(3)	Mr. Larsen, who joined the Company in September 2013, is not eligible for the Company’s pension plans, as the plans were closed to employees hired after January 1, 2007.

(4)

Mr. O’Herlihy participated in the ITW Retirement Accumulation Plan from 1989 through 1999. From 1999 through August 2011, he was employed in Ireland, participated in the ITW Irish Pension Plan and ceased active participation in the U.S. plan. Upon his return to the U.S. in 2011, he ceased active participation in the Irish plan and was ineligible to actively participate in the U.S. plan due to the plan participation closure effective January 1, 2007.

(5)

Mr. Martindale is not eligible for the Company’s pension plans. Mr. Martindale was hired by Instron in 2002, which was acquired by the Company in 2005. In connection with the acquisition, Instron employees were not made eligible for the pension plans.

ITW Retirement Plans

ITW Retirement Accumulation Plan

We maintain the ITW Retirement Accumulation Plan (the Pension Plan) for the benefit of eligible employees to provide a portion of the income necessary for retirement. The Pension Plan was closed to new entrants effective January 1, 2007. The Pension Plan is structured as a “pension equity plan” under which a participant accumulates an age-based percentage for each year of plan participation. The sum of the Accumulation Percentages multiplied by final average annual pay (salary and annual incentive EIP paid in the highest five years out of the last ten complete calendar years of service), plus the sum of the Excess Percentages multiplied by the final average annual pay above the Covered Compensation, produce an amount that can be received as a lump-sum payment or an actuarially equivalent lifetime annuity. For each year of credited service after December 31, 2000, the age-based percentages are as follows:

Age During the Year	Pay Accumulation Percentage	Excess Percentage (1)
Less than 30	2%	2%
30-34	3%	2%
35-39	4%	2%
40-44	5%	2%
45	7%	2%
46-49	7%	6%
50-54	10%	6%
55-59	13%	6%
60 or older	16%	6%

(1)

Covered Compensation is a 35-year average of the maximum earnings recognized in calculating Social Security benefits. For 2020, the Covered Compensation amount for an individual attaining age 65 was $86,052, while for an employee age 35 or younger it was $137,700.

Prior to 2001, the Pension Plan operated under a traditional annuity formula (a normal retirement benefit equal to 1 percent of final average annual pay and 0.65 percent of such pay in excess of covered compensation for each of the first 30 years of credited service plus 0.75 percent of final average annual pay for any additional years). As part of the transition to the pension equity formula, as of December 31, 2000:

•

Accrued benefits under the traditional annuity formula were converted to an initial pension equity percentage by calculating the lump-sum value of the normal retirement annuity and dividing by the average annual pay at that time.

•

Participants who had 5 years of participation and whose age plus vesting service equaled at least 50 years were entitled to additional pension equity credits of 4 percent of final average annual pay per year for each year of employment from 2001 through 2015.

ITW Irish Pension Plan

The Irish Pension Plan operates under a traditional annuity formula (a normal retirement benefit equal to 1.5 percent of final average annual pay for each year of credited service). The final average annual pay is the highest consecutive pensionable base salary over any three-year period over the last ten complete years of service.

Nonqualified Pension Plan

The Nonqualified Pension Plan is maintained to make up for benefits that cannot be paid under the tax-qualified Pension Plan due to Internal Revenue Code limitations on the amount of compensation that may be considered and the amount of benefit that may be paid. The Company has not considered awarding additional years of service to executive officers under the plan and, therefore, does not currently have a policy on such awards. For the most part, the Nonqualified Pension Plan uses the same formulas and other computation elements as the Pension Plan with certain exceptions, including the following:

•

The Pension Plan uses net compensation after deferrals under the Executive Contributory Retirement Income Plan (ECRIP), and the Nonqualified Pension Plan uses total eligible compensation (generally, salary and EIP award).

•

The Nonqualified Pension Plan provides that a participant who leaves the Company, other than upon retirement, may forfeit any plan benefits based on eligible compensation above the IRS maximum amount ($285,000 in 2020) that may be recognized under a tax-qualified plan.

•

In addition to the annuity and lump-sum options available under the Pension Plan, a participant in the Nonqualified Pension Plan may elect to receive fixed monthly installments over 2 to 20 years. If the executive left employment prior to death, disability or retirement, or if the plan is terminated in conjunction with a change-in-control, the benefit from the Nonqualified Pension Plan would be paid as a lump sum.

Nonqualified Deferred Compensation

The Company’s ECRIP offers designated executives an opportunity to defer a portion of their salary and earned non-equity incentive to a deferred compensation account to receive the Company contributions they would otherwise receive if such deferrals had been made under our tax-qualified Savings and Investment Plan and IRS limits did not apply. Deferred amounts receive a rate of interest based on the monthly Moody’s Long-Term Corporate Bond Yield Average (Moody’s Rate). All of the NEOs are eligible for the ECRIP. An ECRIP participant may defer from 6 percent to 50 percent of his or her salary and from 6 percent to 85 percent of his or her variable cash components (EIP and Performance Cash), with the applicable Company matching contribution on the salary and EIP amounts under the Savings and Investment Plan formula (in lieu of any matching contributions under that plan). Salary and EIP deferrals under the ECRIP reduce the compensation that may be recognized under the Savings and Investment Plan and the tax-qualified Pension Plan.

For employees who are not eligible to participate in the pension plan due to the participation freeze on January 1, 2007, the Company contributes a non-elective contribution to the Savings and Investment Plan, up to the IRS Compensation Limits and continues to contribute above the IRS Compensation Limits to this plan.

This Savings and Investment Plan contribution is based on the combined age and years of service as of January 1 of each year (“points”). For each year, the points are as follows:

Points	Pay Below the Social Security Wage Base (1)	Pay in Excess of the Social Security Wage Base (1)
Less than 50	3.0%	6.0%
50-59	4.0%	8.0%
60-69	5.0%	10.0%
At least 70	6.0%	11.7%

(1)	For 2020, the Social Security Wage Base was $137,700.

The ECRIP features include a maximum limit on the amount of interest under the Moody’s Rate that would be recognized (12 percent annualized, or 15.6 percent for amounts eligible to receive 130 percent of the Moody’s Rate), a return of deferral feature whereby an individual could elect to receive a return of the principal amount deferred after a period of at least five years, and options for payment following death, disability or retirement as a lump sum or in monthly installments over 2 to 20 years.

Retirement under the ECRIP is defined as having attained age 55 with at least 10 years of service, or age 65 with at least 5 years of service. If an ECRIP participant’s employment ends due to retirement, death, or disability, amounts deferred to the ECRIP prior to January 1, 2010 will receive interest crediting of 130 percent of the Moody’s Rate. Amounts deferred to the ECRIP after December 31, 2009 are only eligible to receive 100 percent of the Moody’s Rate. During 2020, the Moody’s Rate applied to ECRIP accounts ranged from 2.74 percent to 3.42 percent for amounts eligible for 100 percent of the Moody’s Rate, and 3.56 percent to 4.44 percent for amounts eligible for 130 percent of Moody’s.

If terminated in conjunction with a change-in-control, participants would receive their ECRIP as a lump-sum payment.

The following table sets forth ECRIP account information for each NEO during fiscal year 2020.

Name	Executive Contributions in 2020 (1)	Registrant Contributions in 2020 (2)	Aggregate Earnings in 2020	Aggregate Distributions in 2020	Aggregate Balance at December 31, 2020 (3)(4)
E. Scott Santi	$199,521	$69,832	$188,710	$120,945	$5,754,144
Michael M. Larsen	$63,523	$109,167	$106,667	-	$3,538,571
Christopher A. O’Herlihy	$788,926	$142,287	$256,607	-	$8,653,938
Steven L. Martindale	$374,643	$ 95,020	$220,690	-	$7,192,454
John R. Hartnett	$155,715	$ 21,800	$107,962	-	$3,389,785

(1)

As shown in the Footnote 1 Table below, includes deferrals of (i) 2020 salary reflected in the Salary column of the Summary Compensation Table; (ii) 2020 executive annual incentive amounts deferred in 2021 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2020; and (iii) 2018-2020 Performance Cash deferred in 2021 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2020.

Footnote 1 Table

Name	Salary Deferral in 2020	Executive Annual Incentive Deferral in 2021 for 2020 Performance	LTI Cash Deferral in 2021 for Performance Period of 2018 - 2020	Total Executive Deferrals in 2020
E. Scott Santi	$134,462	$65,059	-	$199,521
Michael M. Larsen	$48,760	$14,763	-	$63,523
Christopher A. O’Herlihy	$328,171	$124,380	$336,375	$788,926
Steven L. Martindale	$125,960	$97,314	$151,369	$374,643
John R. Hartnett	$138,893	$16,822	-	$155,715

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table for 2020.

(3)

Footnote 4 to the Summary Compensation Table sets forth above-market interest for 2020 included in aggregate earnings in this table. Above-market interest was discontinued for amounts deferred after December 31, 2009.

(4)

In addition to the Company’s contributions shown in the table above and excess interest as disclosed for 2020 in the Footnote 4 Table to the Summary Compensation Table, the following amounts of NEO and Company contributions to the ECRIP and excess interest are reported as compensation in the Summary Compensation Table for 2019 and 2018:

Footnote 4 Table

Name	Year Ended December 31, 2019	Year Ended December 31, 2018
E. Scott Santi	$383,784	$382,480
Michael M. Larsen	$451,127	$452,889
Christopher A. O’Herlihy	$1,323,728	$1,347,140
Steven L. Martindale	$908,688	$875,156
John R. Hartnett *	$346,371	-

* Mr. Hartnett was not an NEO in 2018.

Potential Payments upon Termination

Our severance and change-in-control protections are designed to be fair and competitive. These protections are intended to retain executives in the event they need to consider actions that may impact job security, and ease an executive’s transition at retirement. Providing these benefits help us compete for talent, and we believe they are fully within the range of competitive practice at similar companies.

Further, our NEOs are not covered by employment agreements and are employed “at will.” No payments or benefits are automatically payable to NEOs upon a change-in-control, and if there is a qualifying termination following a change-in-control, there are no tax gross-up payments.

Payments and benefits received by NEOs upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of December 31, 2020. The actual amounts to be paid out can only be determined at the time of the NEOs’ departure from the Company.

Annual Executive Incentive Plan

The EIP provides that if a participant is employed as of the last day of the fiscal year, he or she would receive any amounts earned under the EIP for that fiscal year. In the event an NEO becomes permanently disabled or dies, the NEO would be eligible for a pro-rated payout under the EIP. If termination of employment other than for death, disability, retirement or change-in-control occurs prior to the last day of the fiscal year, a participant forfeits his or her award; however, the Compensation Committee has the discretion to award an amount prorated for the portion of the fiscal year that the participant was employed. Actual amounts earned by the NEOs based on performance in 2020 are discussed in more detail above in “Compensation Discussion and Analysis — Components of the 2020 Executive Compensation Program — Annual Executive Incentive Plan.”

ITW Retirement Accumulation Plan and Nonqualified Pension Plan

NEOs who are terminated for any reason receive their benefits under the ITW Retirement Accumulation Plan and Nonqualified Pension Plan as described in the Pension Benefits tables above.

Executive Contributory Retirement Income Plan

NEOs who are terminated for any reason receive contributions and accumulated earnings as outlined in the Nonqualified Deferred Compensation section above.

Long-Term Incentive Plan Awards

Stock Options: In the event of a termination upon death or disability, all unvested options held by the NEOs would immediately vest. In the event of a termination upon retirement (defined as a combined age and service of 70, subject to a minimum age of 55 and a minimum service of 5 years), 75 percent of stock options granted within one year from the retirement date would be forfeited and the remaining would continue to vest. Additionally, stock options granted more than one year from the retirement date would continue to fully vest. Messrs. Santi, O’Herlihy, Martindale, and Hartnett meet the retirement criteria for the 2018, 2019 and 2020 awards as of December 31, 2020. In the event of a change-in-control, stock options that are not continued or replaced would fully vest and those that are continued or replaced would only vest upon involuntary termination of employment after the change-in-control.

PSUs and Performance Cash: In the event of a termination upon death or disability, the awards would vest based on the actual performance level achieved and be paid after the end of the performance period. In the event of a termination upon retirement (defined as a combined age and service of 70, subject to a minimum age of 55 and a minimum service of 5 years), the awards would vest pro-rata based on date of termination and be paid after the end of the performance period. In the event of a change-in-control, an award that is not continued or replaced will fully vest on date of the change-in-control at the greater of target or actual achievement level and payment will be pro rata based on the number of days during the applicable performance period before the occurrence of the change-in-control. In the event of involuntary termination of employment within two years following a change-in-control, an award that has been replaced would fully vest without conditions.

For all NEOs, in the event of a termination other than upon retirement, death, disability or a change-in-control, any unvested options, PSUs, and Performance Cash held on such date by the NEOs would be forfeited.

Change-in-Control Severance Policy

The Company’s 2011 Change-in-Control Severance Compensation Policy provides that, upon an actual or constructive termination following a change-in-control of the Company, the NEOs and other elected officers would be entitled to receive: (i) two times annual cash compensation (base salary plus average annual incentive pay over the prior three years); (ii) a prorated amount of that year’s annual incentive bonus at the target level (or actual achievement level if greater); and (iii) a prorated amount of the value of Performance Cash awards at the target level (or actual achievement level if greater). Notwithstanding the foregoing, if the payments under the preceding clauses (ii) and (iii) were not replaced at the time of the change-in-control, then such awards will be deemed to be earned and immediately payable at the greater of target or actual achievement level pro rata based on the number of days during the applicable performance period before the occurrence of the change-in-control. We do not gross up any of the compensation paid in the event of termination due to a change-in-control.

Summary of Termination and Change-in-Control Provisions

The benefits for the NEOs under each termination scenario are outlined below.

Benefit or Payment	Retirement	Involuntary (w/o Cause)	Death/ Disability	Termination in Connection with a Change-in-Control
Base Salary	N/A	1 week per year of service	N/A	2 times annual salary
Benefits	N/A	Based on years of service	N/A	N/A
Executive Incentive Plan (1)(2)	Pro-rata vesting	Pro-rata payout	Pro-rata vesting	2 times the average bonus paid in the prior 3 years plus pro-rata payout for current year
Executive Contributory Retirement Income Plan (1)	Yes	Yes	Yes	Yes
Retirement Accumulation Plan and Nonqualified Pension Plan (1)	Yes	Yes	Yes	Yes
Vesting of Unvested Stock Options	If retirement is 1 year or more after award, continue vesting; if less than 1 year, 25 percent continues to vest and 75 percent is forfeited (3)	N/A	100 percent continued vesting	Subject to replacement and double trigger (5); otherwise, 100 percent vesting
Payment of Performance Cash and PSUs (2)(3)	Pro-rata vesting (4)	N/A	100 percent vesting (4)	Subject to replacement and double trigger (5); otherwise, pro-rata amount based on termination date (6)

(1)	Retirement for these awards or benefits is defined as termination after age 55 and 10 years of service.

(2)	All vesting for these awards is subject to achievement of performance goals.

(3)	Retirement is defined as a combination of age and service of 70 with a minimum age of 55 and minimum service of 5 years.

(4)	Vesting is limited to the extent that the performance level for the award is achieved. If the minimum performance level is not achieved, the award is forfeited.

(5)

Awards that are replaced after a change-in-control do not receive accelerated vesting. Double-trigger vesting occurs for awards that are continued or replaced if actual or constructive termination occurs within two years of a change-in-control of the Company.

(6)	Pro-rata vesting is at the greater of target or actual achievement level.

Termination and Change-in-Control Payments and Benefits

The following table shows the value of payments and benefits that the NEOs would receive pursuant to the 2011 Long-Term Incentive Plan, the 2015 Long-Term Incentive Plan and the 2011 Change-in-Control Severance Compensation Policy upon retirement, involuntary termination without cause, death, disability or a change-in-control, assuming that termination occurred as of the last business day of fiscal 2020. It also shows the Company’s severance benefits that would be payable to the NEOs and that are available to employees generally. For purposes of this table, Performance Cash payments are assumed at target level. The value of unvested stock options, if accelerated upon a change-in-control or termination, is determined using the excess, if any, of $203.88 (the closing price of ITW common stock on December 31, 2020) over the option exercise price.

Messrs. Santi, O’Herlihy, Martindale, and Hartnett met the retirement criteria for various grants under the Long-Term Incentive Plan during 2020. In case of retirement, the 2018, 2019, and 2020 PSUs and Performance Cash awards would vest and be payable after the performance goals have been met. The unvested stock options continue to vest. In addition, 75 percent of the 2020 stock option awards would be forfeited since the assumed retirement would have occurred within one year from the grant date. The PSUs and Performance Cash awards would be pro-rated based on the retirement date.

Voluntary termination without good reason is not shown in the table because such a termination would not trigger the payment of severance benefits or accelerated vesting of long-term awards.

Stock options, PSUs and Performance Cash awards, whether vested or unvested, are subject to forfeiture if the holder competes with, or divulges confidential information about, the Company, or if the Compensation Committee determines that the holder engaged in gross misconduct or conduct that is against the business interests of the Company. Awards are also subject to forfeiture, in whole or in part, in order to comply with applicable law, regulation, stock exchange rules, accounting rules, or our clawback policy.

Named Executive Officer	Benefit	Retirement	Involuntary Termination (w/o Cause)	Death or Disability	Termination Upon a CIC
E. Scott Santi	Severance (Base)	$-	$726,923	$-	$6,086,414
	Benefits	$-	$9,417	$-	$-
	Current year EIP	$650,592	$650,592	$650,592	$650,592
	Stock Options (Value of accelerated options)	$-	$-	$16,762,404	$16,762,404
	Restricted Stock Units (Value of unvested PSUs)	$7,598,783	$-	$11,180,781	$7,598,783
	LTI - Cash (Value of accelerated cash)	$5,645,833	$-	$8,562,500	$5,645,833
	Total	$13,895,208	$1,386,932	$37,156,277	$36,744,026
Michael M. Larsen	Severance (Base)	$-	$109,969	$-	$2,817,970
	Benefits	$-	$13,403	$-	$-
	Current year EIP	$-	$246,054	$246,054	$246,054
	Stock Options (Value of accelerated options)	$-	$-	$4,259,028	$4,259,028
	Restricted Stock Units (Value of unvested PSUs)	$-	$-	$2,836,461	$1,932,598
	LTI - Cash (Value of accelerated cash)	$-	$-	$2,175,000	$1,437,500
	Total	$-	$369,426	$9,516,543	$10,693,150
Christopher A. O’Herlihy	Severance (Base)	$-	$492,362	$-	$2,785,853
	Benefits	$-	$1,962	$-	$-
	Current year EIP	$248,761	$248,761	$248,761	$248,761
	Stock Options (Value of accelerated options)	$-	$-	$4,399,918	$4,399,918
	Restricted Stock Units (Value of unvested PSUs)	$2,042,924	$-	$3,011,373	$2,042,924
	LTI - Cash (Value of accelerated cash)	$1,520,833	$-	$2,312,500	$1,520,833
	Total	$3,812,518	$743,085	$9,972,552	$10,998,289
Steven L. Martindale	Severance (Base)	$-	$219,306	$-	$2,250,237
	Benefits	$-	$5,885	$-	$-
	Current year EIP	$194,627	$194,627	$194,627	$194,627
	Stock Options (Value of accelerated options)	$-	$-	$2,075,434	$2,075,434
	Restricted Stock Units (Value of unvested PSUs)	$951,718	$-	$1,415,844	$951,718
	LTI - Cash (Value of accelerated cash)	$708,333	$-	$1,087,500	$708,333
	Total	$1,854,678	$419,818	$4,773,405	$6,180,349
John R. Hartnett	Severance (Base)	$-	$429,599	$-	$2,006,251
	Benefits	$-	$12,948	$-	$-
	Current year EIP	$67,286	$67,286	$67,286	$67,286
	Stock Options (Value of accelerated options)	$-	$-	$1,992,156	$1,992,156
	Restricted Stock Units (Value of unvested PSUs)	$901,290	$-	$1,334,703	$901,290
	LTI - Cash (Value of accelerated cash)	$670,833	$-	$1,025,000	$670,833
	Total	$1,639,409	$509,833	$4,419,145	$5,637,816

Compensation Committee Report

The Compensation Committee of the Board of Directors hereby furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2020.

This report is submitted on behalf of the members of the Compensation Committee:

Anré D. Williams, Chairman

Susan Crown

James W. Griffith

Richard H. Lenny

Kevin M. Warren

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 about the Long-Term Incentive Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,790,862(1)	$128.81	6,438,245

(1)	Includes directors’ deferred shares and shares subject to RSUs and PSUs.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of the median ITW employee to the annual total compensation of our CEO.

The pay ratio reported below, in our view, is a reasonable estimate calculated in a manner consistent with SEC rules, and is based on the methodologies and assumptions described below. SEC rules identifying the median employee and determining the pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the pay ratio reported by other companies, which may have utilized other permitted methodologies or assumptions, and which may have a significantly different workforce structure from ours, are likely not comparable to our CEO pay ratio.

The Company has an extensive global footprint in 52 countries and approximately 43,000 employees as of December 31, 2020, of which approximately two-thirds are outside of the U.S. While compensation and benefits practices in these countries vary considerably, we commit to providing market competitive compensation and benefits, maintain fair labor practices and ensure work environments that reflect our core values and culture everywhere we operate.

In many countries, ITW has small employee populations. We therefore chose to apply the de minimis exemption, as permitted by the SEC, and excluded countries which, in the aggregate, make up under 5% of our total workforce. The countries excluded are as follows:

Countries	Excluded Employees (in each country)
Austria, Estonia, Guatemala, Indonesia, Luxembourg, Malta, Peru	Fewer than 15 employees
Chile, Colombia, Croatia, Finland, Hong Kong, Norway, Philippines, Portugal, Puerto Rico, Singapore, South Africa, Switzerland, United Arab Emirates	Fewer than 100 employees
Argentina, Bulgaria, Costa Rica, Hungary, Ireland, Slovenia, Thailand	Fewer than 300 employees

To calculate the pay ratio, we identified the median employee based on our employee population as of October 31, 2020, which was approximately 43,000 employees, before excluding approximately 2,000 employees by applying the exemption noted above.

To identify the median employee, we collected employees’ regular pay (salary or hourly wages), overtime pay and shift differentials/premiums, and pay received for paid time off. We did not include annual incentives or bonuses, sales incentives or commissions, long-term cash or equity incentives, allowances, or any benefits received as part of a company-sponsored defined benefit pension plan.

With the information collected, we identified 21 employees whose compensation we believed to be around the median of all employees, and then gathered other elements of compensation (variable pay, health and welfare, and retirement contributions) in order to determine the final median employee. In 2020, we determined a new median employee using this methodology.

Our median employee compensation is $52,250. Total compensation, as set forth in the Summary Compensation Table, plus the Company costs to provide health and welfare benefits for our CEO ($18,949) for 2020 is $14,026,305. Accordingly, the pay ratio between our CEO and median employee is 268:1.

Certain Relationships and Related Party Transactions

We review related-party transactions in accordance with our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines, rather than a separate written policy. A related-party transaction is a transaction involving the Company and any of the following persons: a director, director nominee or executive officer of the Company; a holder of more than 5% of ITW common stock; or an immediate family member or person sharing the household of any of these persons.

Our Statement of Principles of Conduct states that our directors, officers and employees must avoid engaging in any activity, such as related-party transactions, that might create a conflict of interest or a perception of a conflict of interest. These individuals are required to raise for consideration any proposed or actual transaction that they believe may create a conflict of interest. Our by-laws provide that no related-party transaction is void or voidable solely because a director has an interest if (1) the material facts are disclosed to or known by the Board of Directors and the transaction is approved by the disinterested directors or an appropriate Board committee comprised of disinterested directors, (2) the material facts are disclosed to or known by the stockholders and the transaction is approved by the stockholders, or (3) the transaction is fair to the Company as of the time it is approved. Our Corporate Governance Guidelines provide that the Board will apply established Categorical Standards for Director Independence in making its independence determinations. Under the standards, certain relationships between the Company and a director would preclude a director from being considered independent.

On an annual basis, each director, director nominee and executive officer completes a Directors’ and Officers’ Questionnaire, which requires disclosure of any transactions with the Company in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Corporate Governance and Nominating Committee reviews the results of these questionnaires and discusses any related-party transaction disclosed therein.

In addition, under its charter, the Audit Committee is responsible for reviewing, approving, ratifying or disapproving all proposed related-party transactions that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. In reviewing related-party transactions, the Audit Committee considers the factors set forth in our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines, as well as other factors, including the Company’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and the potential for an actual or apparent conflict of interest. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of four independent directors, as defined in the listing standards of the New York Stock Exchange, and the Board of Directors has determined that all Audit Committee members are “financially literate.” In addition, the Board of Directors has determined that Messrs. Brutto and Henderson meet the Securities and Exchange Commission criteria of “audit committee financial expert.” The Audit Committee operates under a written charter adopted by the Board of Directors, which was most recently reviewed by the Audit Committee in February 2021.

The Audit Committee is responsible for providing oversight to the Company’s financial reporting process through periodic meetings with ITW’s independent registered public accountants, internal auditors and management in order to review accounting, auditing, internal control and financial reporting matters. The Audit Committee is also responsible for assisting the Board in overseeing: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s qualifications, independence and performance; (d) the Company’s overall risk policies and practices; and (e) the performance of the Company’s internal audit function. Company management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Company senior management, including senior financial management, and ITW’s independent registered public accounting firm.

The following is the report of the Audit Committee.

We have reviewed and discussed with senior management the audited financial statements of the Company. Management has confirmed to the Audit Committee that the financial statements have been prepared in conformity with generally accepted accounting principles. We have also reviewed and discussed with Deloitte & Touche LLP, ITW’s independent registered public accounting firm, its audit and opinion regarding the Company’s financial statements.

We have reviewed and discussed with senior management their assertion and opinion regarding the Company’s internal controls. Management has confirmed to the Audit Committee that internal controls over financial reporting have been appropriately designed and are operating effectively to prevent or detect any material financial statement misstatements. We have also reviewed and discussed with Deloitte & Touche LLP its audit and opinion regarding the Company’s internal controls.

We have reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) under which Deloitte & Touche LLP must provide us with additional information regarding the scope and results of its audit of the Company’s financial statements. This information includes: (1) Deloitte & Touche LLP’s responsibility under generally accepted auditing standards; (2) significant accounting policies; (3) management judgments and estimates; (4) any significant audit adjustments or internal control matters; (5) any disagreements with management; and (6) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche LLP a letter providing the disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Deloitte & Touche LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with us, and it has confirmed in the letter that, in its professional judgment, it is in a position to serve the Company as its Independent Registered Public Accounting Firm.

The Audit Committee also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Pamela B. Strobel, Chair

Daniel J. Brutto

Jay L. Henderson

David B. Smith, Jr.

Proposal 2 - Ratification of the Appointment of Independent

Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit ITW’s financial statements. The Audit Committee is also directly involved in the selection of the independent registered public accounting firm’s lead engagement partner in conjunction with the mandatory rotation of the lead engagement partner.

The Audit Committee has engaged Deloitte & Touche LLP (Deloitte) to serve as ITW’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Deloitte & Touche LLP has been employed to perform this function for the Company since 2002.

Audit Fees

Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) will bill us approximately $10,386,000 for professional services in connection with the 2020 audit, as compared with $10,026,000 for the 2019 audit of the annual financial statements and internal controls. These fees relate to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q; (iii) the internal controls audit; and (iv) statutory audits.

Audit-Related Fees

During 2020 and 2019, the Deloitte Entities billed us approximately $45,000 and $130,000, respectively, for audit-related services. These fees relate to work performed with respect to technical accounting assistance and comfort letters related to debt issuances.

Tax Fees

These fees include work performed by the Deloitte Entities for 2020 and 2019 with respect to tax compliance services such as assistance in preparing various types of tax returns globally ($1,359,000 and $1,749,000, respectively) and tax planning services, often related to our restructurings and new tax rules ($931,000 and $729,000, respectively).

All Other Fees

There were no fees for other services rendered by the Deloitte Entities for 2020 and 2019.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit related work to be performed by ITW’s independent registered public accounting firm. As a part of those procedures, the Audit Committee performs a qualitative analysis of all audit and non-audit work to be performed by our independent registered public accounting firm. Each year, the Audit Committee receives a detailed list of the types of audit-related and non-audit related services to be performed, along with estimated fee amounts. The Audit Committee then reviews and pre-approves audit work and certain categories of tax and other non-audit services that may be performed. In conducting its analysis, the Audit Committee carefully contemplates the nature of the services to be provided and considers whether such services: (i) are prohibited under applicable rules; (ii) would result in our accountants auditing their own work; (iii) would result in our accountants performing management functions; (iv) would place our accountants in a position of acting as an advocate for the Company; or (v) would present a real risk of a conflict of interest or otherwise impair our accountants’ independence. The Audit Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits. Company management provides quarterly updates to the Audit Committee regarding year-to-date expenditures versus budget for audit and non-audit services. The Audit Committee also considers whether specific projects or expenditures could potentially affect the independence of ITW’s independent registered public accounting firm. Company management and the independent registered public accounting firm will monitor the fees for pre-approved services on an on-going basis to ensure that the pre-approved fees are not exceeded. Company management and the independent registered public accounting firm will seek pre-approval from the Audit Committee if fees are expected to be incurred for pre-approved services in excess of the pre-approved amounts.

Any new services and fees are presented to the Audit Committee for pre-approval at each Audit Committee meeting. If the timing of a new service or fee occurs in-between Audit Committee meetings, a description of the services and fees is provided to the Audit Committee Chair for pre-approval, and any such pre-approvals are discussed with the full Audit Committee at the next scheduled meeting.

The Audit Committee annually reviews Deloitte’s independence and performance in determining whether to retain Deloitte or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Audit Committee considers, among other things:

•	Deloitte’s historical and recent performance on the ITW audit;

•	External data relating to audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte and its peer firms;

•	Deloitte’s independence;

•	The appropriateness of Deloitte’s fees, on both an absolute basis and as compared to its peer firms;

•	Deloitte’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting; and

•	Deloitte’s capability and expertise in handling the breadth and complexity of our global operations.

Based on this evaluation, the Audit Committee believes that Deloitte is independent and that it is in the best interests of the Company and our stockholders to retain Deloitte to serve as our independent registered public accounting firm for 2021.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Deloitte will be present at our Annual Meeting and will have the opportunity to make a statement and respond to questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of

Deloitte & Touche LLP.

Proposal 3 - Advisory Vote on Executive Compensation

In accordance with the recommendation by the Board and the preference expressed by our stockholders at the 2017 Annual Meeting, the Company has an advisory vote on executive compensation annually. The Company is seeking your advisory vote on our executive compensation, as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and any related material disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, but because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company.

We believe that our executive compensation program is competitive and strongly aligned with our strategic performance goals and the long-term interests of our stockholders. Our compensation program and structure are more fully described in the “Compensation Discussion and Analysis” and “NEO Compensation” sections of this proxy statement. We encourage you to closely review this information before voting on the compensation we paid to our NEOs in 2020.

We ask our stockholders to approve, on an advisory basis, the compensation of our NEOs by voting “FOR” the following resolution:

Resolved, that the compensation of the named executive officers of Illinois Tool Works Inc. (the Company) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under “Compensation Discussion and Analysis,” in the Summary Compensation Table, the related compensation tables and the related narrative disclosures in the Company’s proxy statement for its 2021 Annual Meeting, is hereby approved.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers.

Proposal 4 - Non-Binding Stockholder Proposal to Permit

Stockholders to Act by Written Consent

The Company has been notified that John Chevedden, whose address is 2215 Nelson Avenue, Apt. 205, Redondo Beach, California 90278, intends to present the following proposal (the Stockholder Proposal) for consideration at the Annual Meeting. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of no less than 100 shares of the Company’s common stock.

You should read carefully the description of the proposal. The Board of Directors recommends that you vote “AGAINST” the Stockholder Proposal.

Stockholder Proposal and Supporting Statement

Proposal 4 – Shareholder Right to Act by Written Consent

Shareholders request that our board of directors take such steps as may be necessary to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes a shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 95%-support at a Dover Corporation shareholder meeting and 88%-support at an AT&T shareholder meeting.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director. Mr. Scott Santi received the most negative votes of any director in 2020.

A shareholder right to act by written consent affords Illinois Tool Works management strong protection for any status quo mentality during the current rapid changing business environment. Due to the low shareholder participation in annual meeting elections any action taken by written consent would still need more than 62% supermajority approval from the shares that normally cast ballots at the ITW annual meeting to equal a majority from the ITW shares outstanding.

A major advantage of special shareholder meetings, as an alternative to written consent, has been completely blown out of the water since the publication of the 2020 ITW annual meeting proxy. A cornerstone of the 2020 ITW argument regarding written consent was that special shareholder meetings provide, “an opportunity for all stockholders to be heard.”

With the near universal use of tightly controlled online annual shareholder meetings, which can be only 10-minutes of stilted formalities, shareholders are severely restricted in engaging with management and making their views known because all challenging questions and comments management can be screened out by management.

For instance Goodyear management hit its mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting to bar constructive shareholder criticism.

Plus AT&T management would not allow any sponsors of shareholder proposals to even speak at the 2020 AT&T online annual meeting during the pandemic.

Please see:

AT&T investors denied a dial-in as annual meeting goes online

https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Another cornerstone of the 2020 ITW argument was that issues should be decided with notification to all stockholders. This misplaced argument can lead to the conclusion that the chair of the ITW governance committee is ignorant of the fact that written consent can be structured so that all shareholders receive notice.

Now more than ever shareholders need to have the option to take action outside of a shareholder meeting since tightly controlled online shareholder meetings are a shareholder engagement wasteland.

Please vote yes:

Shareholder Right to Act by Written Consent — Proposal 4

Board of Directors Statement in Opposition

Our Board recommends a vote AGAINST this proposal.

Our Board has carefully considered the Stockholder Proposal and believes the proposal is not in the best interests of the Company and our stockholders. The Board therefore recommends a vote AGAINST the proposal.

Our Company has a track record of strong corporate governance.

The Company is committed to sound corporate governance and has implemented numerous corporate governance policies and practices that ensure accountability of the Board to our stockholders and provide our stockholders with greater access to the Board. As a result of these structural governance practices, stockholders have meaningful, year-round opportunities to bring important matters to the attention of the Company, the Board and other stockholders, which we believe is the reason our stockholders considered and three times rejected the proponent’s proposals for written consent — in 2017, 2019 and 2020.

For example:

•	Stockholders holding 20% of the Company’s shares have a meaningful right to call a special meeting;

•	We engage annually with stockholders representing more than a majority of our outstanding shares to solicit their feedback and have taken actions to implement stockholder feedback when warranted;

•	Stockholders have a meaningful proxy access right;

•	All supermajority provisions in our by-laws have been eliminated;

•	We have an annually elected board;

•	We have a majority voting standard for uncontested director elections;

•	We have an actively engaged independent Lead Director;

•	We have a director resignation policy for directors who fail to receive the required majority vote;

•	We have an anti-hedging and anti-pledging policy;

•	We have a compensation recovery (clawback) policy; and

•	We do not have a poison pill.

We view our relationship with our stockholders as fundamental to good corporate governance practices. As part of our robust corporate governance, we regularly monitor developments in corporate governance and compare them to our current practices. We value the stockholder feedback we receive on governance practices as part of our ongoing engagement. We continually evaluate that feedback and developments in corporate governance and implement appropriate changes to our corporate governance policies and practices when they appear to be in the best interests of the Company and our stockholders.

Action by written consent is unnecessary because our stockholders already have the right to act outside of the annual meeting cycle.

The Company has taken several steps to enhance stockholder rights and provide stockholders with the ability to raise important matters outside of the annual meeting cycle. In particular, our by-laws provide stockholders holding 20% of the Company’s shares with the right to call a special meeting, with no material restrictions. Notably, our 20% threshold, which is below the much more common 25% threshold, is equal to or lower than the comparable threshold adopted by approximately 73% of the American companies in the S&P 500 Index that permit stockholders to call a special meeting (which only 67% of such companies permit at all).

In addition to providing stockholders with a meaningful special meeting right, we regularly engage with our investors regarding governance topics, including corporate social responsibility, stockholder proposals and any other topics of interest to our investors and share feedback we receive from our investors with our Board. As we continue to focus on strong governance, including corporate social responsibility, it is important for us to stay informed of issues important to our stockholders, and our regular discussions on these topics are valuable to us in this regard.

As part of our annual outreach, early this year we offered the opportunity to holders of approximately 55% of our shares, represented by 24 investors, to engage with us regarding this written consent proposal, governance related matters, and any other topics they wished to discuss. Twelve investors, holding in the aggregate approximately 41% of our shares, engaged with us by telephone, and others indicated that they had no questions and did not feel a call was needed. A majority of investors with whom we engaged informed us that they do not support or are leaning against support for the granting of written consent rights to stockholders, particularly when there is already a right to call special meetings, which our by-laws provide.

A special meeting provides a deliberative forum for resolution of corporate matters and is therefore a more appropriate method for stockholder action between annual meetings.

The Board believes that a special meeting does far more to support stockholders’ interests than action by written consent because a special meeting facilitates the participation of all stockholders by ensuring that all stockholders receive prior notice, adequate time to review proposals and related information and materials, and a forum for asking questions, expressing their views, receiving management’s perspective and participating in the stockholder vote. At the Company’s annual stockholder meetings, including the virtual 2020 Annual Meeting, we have afforded meaningful time for questions and answers, and intend to continue to do so in any stockholder meetings. By contrast, stockholder action by written consent could allow for a limited group of stockholders with no fiduciary duties to the Company’s other stockholders to initiate significant corporate action without providing all stockholders with prior communication about, and a forum for discussing with management and other stockholders, the proposed action or its reasons. As a result, action by written consent could deprive many stockholders of the critical opportunity to assess, discuss, deliberate and vote on pending matters that may have important and long-lasting ramifications for both the Company and our stockholders.

In addition to disenfranchising stockholders, action by written consent can create substantial confusion and disruption, as stockholder groups may solicit multiple written consents simultaneously, some of which may be duplicative or contradictory. This level of confusion can impose significant administrative and financial burdens on the Company, while providing little or no corresponding benefit to stockholders.

In short, the Board believes that matters of sufficient importance to warrant action between annual stockholder meetings should not be decided without notification to all stockholders, an opportunity for all stockholders to ask questions and be heard and a vote at a duly convened meeting.

Conclusion

Given the actions that the Company has taken to enhance stockholder rights and its commitment to strong corporate governance, and the existing right of stockholders to call special meetings, the Board believes that adoption of this proposal would not advance the Company’s or our stockholders’ interests.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of the Company or our stockholders and recommends that you vote “AGAINST” this proposal.

Other Information

Voting and Virtual Annual Meeting Information

What am I voting on and how does the Company’s Board recommend that I vote?

The Company’s Board solicits your vote on the following proposals:

Proposal Submitted for Vote	Board Recommendation

1. The election of the director nominees named in this proxy statement for the upcoming year	FOR

2. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021	FOR

3. An advisory vote on executive compensation	FOR

4. A non-binding stockholder proposal to permit stockholders to act by written consent	AGAINST

Who may vote?

Stockholders at the close of business on March 8, 2021, the record date, may vote. On that date, there were 316,480,267 shares of ITW common stock outstanding.

How many votes do I have?

Each share of ITW common stock that you own entitles you to one vote.

How do I vote?

You may vote your shares in one of the following four ways:

1. By telephone:	Toll-free by calling 1-800-690-6903;
2. By Internet:	See the instructions at www.proxyvote.com;
3. By mail:	If you received these proxy materials by mail, by signing, dating and mailing the enclosed proxy card; or
4. At the meeting:	Virtually attend our Annual Meeting, where you can submit a vote. See “How can I vote my shares at the virtual Annual Meeting?” below.

If you vote by telephone or Internet, you should have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call or go to the proxyvote website. If you hold your shares through a bank or broker that does not offer telephone or Internet voting, please complete and return your proxy voting instruction card by mail.

When must I submit my vote by Internet or by phone?

If you vote by Internet or by phone, you must transmit your vote by 10:59 p.m., Central Time, on May 6, 2021.

If I hold shares through an ITW Savings and Investment 401(k) Plan, when must I submit my vote?

Shares held through an ITW 401(k) plan must be voted by 10:59 p.m., Central Time, on May 4, 2021 in order to be tabulated in time for the meeting.

How do I attend the Annual Meeting?

There is no physical location for the Annual Meeting. The Annual Meeting will be held in virtual format only due to the continuing and uncertain public health impact of the COVID-19 pandemic and to protect the health and support the well-being of our stockholders, directors, colleagues, and guests. The virtual Annual Meeting will afford our stockholders the same rights and opportunities as an in-person meeting, allowing for active participation by all of our stockholders at no cost, regardless of their geographic location.

If you are a registered stockholder or beneficial owner of common stock holding shares at the close of business on the record date, you may attend the Annual Meeting, examine our list of stockholders, vote and submit questions by visiting www.virtualshareholdermeeting.com/ITW2021 and logging in by entering the 16-digit control number found on your proxy card, Notice of Internet Availability or voter instruction card, as applicable. If you lost or misplaced your 16-digit control number or are not a stockholder, you will be able to attend the meeting as a guest by visiting www.virtualshareholdermeeting.com/ITW2021 and registering as a guest. If you enter the meeting as a guest, you will not be able to examine our list of stockholders, vote your shares or submit questions during the meeting.

You may log into the Annual Meeting beginning at 12:45 p.m., Central Time, on May 7, 2021 and the Annual Meeting will begin promptly at 1:00 p.m., Central Time.

A replay of the entire meeting will be posted to our website at https://investor.itw.com, and available for 60 days, following the Annual Meeting.

How can I vote my shares at the virtual Annual Meeting?

Shares held directly in your name as the stockholder of record may be voted if you are attending the virtual Annual Meeting by entering the 16-digit control number found on your proxy card or Notice of Internet Availability when you log into the meeting at www.virtualshareholdermeeting/ITW2021.

Shares held in street name through a brokerage account or by a broker, bank or other nominee may be voted at the virtual Annual Meeting by entering the 16-digit control number found on your voter instruction card when you log into the meeting.

Even if you plan to virtually attend the Annual Meeting, we recommend that you vote in advance, as described above under “How do I vote?” so that your vote will be counted if you later decide not to attend the Annual Meeting.

May I ask questions at the virtual Annual Meeting?

Yes. Stockholders (other than those stockholders who enter the meeting as a guest, as described above) will have the ability to submit questions in writing during the Annual Meeting via the annual meeting portal at www.virtualshareholdermeeting.com/ITW2021. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the business of the meeting, as time permits. Rules of Conduct for the Annual Meeting, including the types of questions that the Company does not intend to address will be available on our website at https://investor.itw.com prior to the meeting, and on the meeting portal at www.virtualshareholdermeeting.com/ITW2021, on the day of the meeting. Examples of questions that are not pertinent are questions related to general economic, political or other views that are not directly related to the business of the Annual Meeting, questions related to personal grievances and derogatory references to individuals.

If there are pertinent questions that cannot be answered during the Annual Meeting due to time constraints, we will post answers to a representative set of such questions (e.g., consolidating duplicative questions) on our website at https://investor.itw.com. The questions and answers will be made available as soon as practicable after the Annual Meeting.

What if I have technical difficulties or trouble accessing the virtual Annual Meeting?

If you experience any technical difficulties accessing the virtual Annual Meeting or during the meeting, please call the toll free number that will be available at www.virtualshareholdermeeting.com/ITW2021 for assistance. We will have technicians ready to assist you with any technical difficulties you may have beginning 15 minutes prior to the start of the Annual Meeting, at 12:45 p.m., Central Time, on May 7, 2021.

How can I obtain an additional proxy card or voting instruction card?

If you lose, misplace or otherwise need to obtain a proxy card, Notice of Internet Availability or voting instruction card and:

•	You are a stockholder of record, contact us in writing at Illinois Tool Works Inc., 155 Harlem Avenue, Glenview, Illinois 60025, Attention: Secretary; or

•	You are the beneficial owner of shares held indirectly through a broker, bank or other nominee, contact your account representative at that organization.

How does discretionary voting authority apply?

Stockholders of Record. If you are a stockholder of record and you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If your proxy card does not indicate how you want to vote, your proxy will be voted as follows:

“FOR” the election of each director nominee;

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021;

“FOR” the approval of ITW’s executive compensation;

“AGAINST” the non-binding stockholder proposal to permit stockholders to act by written consent; and

“FOR” or “AGAINST” any other properly raised matter at the discretion of Susan Crown, Richard H. Lenny and Pamela B. Strobel, or any one of them.

Beneficial Owners. If your shares are held in a brokerage account or by a nominee and you do not provide your broker or nominee with voting instructions, the broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum, but it may not exercise discretion to vote your shares at the meeting unless the proposal is considered a routine matter. The only matter being proposed for stockholder vote at the 2021 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021. As a result, in the absence of voting instructions from you, your broker or nominee will not have discretion to vote on any other matter to be voted on at the Annual Meeting. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote is counted.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted at our Annual Meeting in one of four ways:

1.    Notify our Secretary in writing before our Annual Meeting that you wish to revoke your proxy;

2.    Submit another proxy with a later date;

3.    Vote by telephone or Internet after you have given your proxy; or

4.    Vote at our virtual Annual Meeting. See “How can I vote my shares at the virtual Annual Meeting?” above.

Why didn’t I receive a paper copy of the proxy statement and Annual Report on Form 10-K?

Unless our stockholders have requested paper copies, we are furnishing proxy materials through the Internet. If you received a Notice of Internet Availability by mail or electronically, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability provides instructions on how you may access and review our proxy materials online. The Notice of Internet Availability also instructs you on how you may submit your proxy via the Internet. If you received the Notice of Internet Availability and would still like to receive a printed copy of our proxy materials without charge, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

I have received paper copies—how do I receive future proxy materials electronically?

To sign up to receive stockholder communications electronically, follow the instructions on your proxy card or Notice of Internet Availability under “Vote by Internet.” You will need the 16-digit control number that is printed in the box marked by the arrow, which appears on your proxy card or Notice of Internet Availability. In order to receive the communications electronically, you must have an e-mail account and access to the Internet. If you own your shares through a broker or other nominee, you may contact them directly to request electronic access. Your consent to electronic access will be effective until you revoke it. You may revoke your consent by going to www.proxyvote.com and using the 16-digit control number that is printed in the box marked by the arrow to complete the revocation.

What does it mean if I receive more than one Notice of Internet Availability or set of proxy materials?

Your shares are likely registered differently or are in more than one account. For each notice, proxy and/or voting instruction card or e-mail notification you receive that has a 16-digit control number, you must vote each separately to ensure that all shares you own are voted.

How do I obtain a separate set of proxy materials if I share an address with other stockholders?

We have adopted a procedure approved by the SEC called “householding” whereby we are delivering one Notice of Internet Availability or one set of proxy materials to certain stockholders who share an address, unless otherwise requested. If you received your proxy materials by mail, a separate proxy card is included together the proxy materials for each stockholder sharing an address.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate copy of these materials, please contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver a separate copy (free of charge) upon request. Similarly, if you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Internet Availability or, if applicable, the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, you may also contact Broadridge Financial Solutions, Inc. If your shares are held through a brokerage account, please contact your broker directly.

Stockholders who participate in householding will continue to receive separate proxy cards to vote their shares, if you receive your proxy materials by mail. Stockholders that receive the Notice of Internet Availability will receive instructions on how to vote their shares via the Internet.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of ITW shares of common stock entitled to vote at our Annual Meeting constitutes a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or Internet. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when your bank, broker or other holder of record holding shares for you as the beneficial owner submits a proxy that does not indicate a vote as to a non-routine proposal because that holder has not received voting instructions from you and, therefore, does not have voting authority for that proposal.

What vote is required to approve each proposal, assuming a quorum is present?

Election of Directors: The number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director to constitute approval by the stockholders.

Ratification of the Appointment of our Independent Registered Public Accounting Firm: The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Advisory (Non-Binding) Vote on ITW’s Executive Compensation: The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Approval of Non-Binding Stockholder Proposal to Permit Stockholders to Act by Written Consent: The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

What is the effect of a broker non-vote generally and on each proposal?

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but they will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker non-votes will not, therefore, impact our ability to obtain a quorum and will have no effect on the election of directors, ratification of the appointment of our Independent Registered Public Accounting Firm, approval of ITW’s executive compensation, or approval of the non-binding Stockholder Proposal.

What if I “abstain” from voting?

An abstention on the election of directors will have no effect on the outcome. An abstention on the other proposals will have the effect of a vote against those proposals.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the Notice of Internet Availability. We will also authorize brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. Also, for a fee of $24,000 plus approved out-of-pocket expenses, Alliance Advisors, LLC assisted us with our shareholder engagement process and may assist us in soliciting proxies. In addition, our officers, directors and employees may solicit proxies in person, by mail, by telephone or otherwise.

Submitting Proxy Proposals and Director Nominations for the 2022 Annual Meeting

How do I submit a stockholder proposal for the 2022 Annual Meeting?

To be considered for inclusion in our proxy statement for our May 2022 Annual Meeting, a stockholder proposal must be received no later than November 26, 2021. Your proposal must be in writing and must comply with the proxy rules of the SEC. You should send your proposal to our Secretary at our address on the Notice of Annual Meeting of Stockholders immediately following the cover of this proxy statement.

You also may submit a proposal that you do not want included in the proxy statement, but that you want to raise at our 2022 Annual Meeting. We must receive your proposal in writing on or after January 7, 2022, but no later than February 6, 2022. As detailed in the advance notice procedures described in our by-laws, for a proposal other than the nomination of a director to be properly brought before an annual meeting, your notice of proposal must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business.

Does ITW allow stockholders to have proxy access for the nomination of directors?

Yes. The Board has adopted proxy access by-law provisions to permit stockholders to include nominees in the Company’s proxy statement and form of proxy. See “How do I use proxy access to nominate a director candidate to be included in ITW’s 2022 Proxy Statement?” below.

How do I use proxy access to nominate a director candidate to be included in ITW’s 2022 Proxy Statement?

Any stockholder or group of up to 20 stockholders meeting our continuous ownership requirement of 3% or more of our common stock for at least 3 years, who wishes to nominate a candidate or candidates for election in connection with our 2022 Annual Meeting and require us to include such nominees in our proxy statement and form of proxy, must submit such nomination and request so that it is received by our Secretary on or after January 7, 2022, but no later than February 6, 2022. The number of candidates that may be so nominated is limited to the greater of two or the largest whole number that does not exceed 25% of the Board. Recallable loaned shares count as owned for purposes of meeting the continuous ownership requirement, but each stockholder in the requesting group must have full voting and investment rights as well as economic interest in their shares at the time of nomination, record date and meeting date. Two or more investment funds that are part of the same family of funds or sponsored by the same employer will count as one stockholder for purposes of determining the size of the group. All proxy access nominations must be accompanied by information about the nominating stockholders as well as the nominees and meet the requirements as specified in Article II, Section 12 of our by-laws, which include but are not limited to the information specified under “How do I nominate a director candidate who would not be included in ITW’s Proxy Statement?” below.

How do I nominate a director candidate who would not be included in ITW’s Proxy Statement?

If you wish to nominate an individual for election as a director at our 2022 Annual Meeting, our Secretary must receive your written nomination on or after January 7, 2022, but no later than February 6, 2022. As detailed in the advance notice procedures described in our by-laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of ITW stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) a statement as to whether the nominee, if elected, intends to tender his or her resignation to address majority voting in accordance with our Corporate Governance Guidelines; (9) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of the nominee’s independence; and (10) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. Any nomination that you make must be approved by our Corporate Governance and Nominating Committee, as well as by our Board of Directors. The process for the selection of director candidates is described under “Proposal 1 — Election of Directors — Corporate Governance Policies and Practices — Director Candidate Selection Process.”

Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “believe,” “expect,” “plan,” “intend,” “may,” “strategy,” “target,” “goals,” “anticipate,” and other similar words, including, without limitation, statements regarding the Company’s long-term enterprise strategy objectives, performance targets and corporate social governance matters, including targets and goals. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially from those anticipated. Such risks include those contained in ITW’s Annual Report on Form 10-K for the year ended December 31, 2020 and other documents ITW files with the SEC. These risks are not all-inclusive and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Any forward-looking statements made by ITW speak only as of the date on which they are made. ITW is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

APPENDIX A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.     Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. The Board of Directors must also consider the factors described in Section V for any director who is a member of the Compensation Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition, if a director meets the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.     Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three-year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III.     Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.

A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.

A director who receives, or whose immediate family member receives, more than $120,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.

A director who is a current partner or employee of a firm that is the Company’s internal or external auditor, or whose immediate family member is a current partner of such a firm, is not independent. A director who is or was, or whose immediate family member is or was, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years is not independent.

4.

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

5.

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.[1]

6.	Stock ownership in the Company by directors is encouraged and the ownership of a significant amount of stock, by itself, does not bar a director from being independent.

IV.     Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.

A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.

A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, be an affiliated person of the Company.

If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

[1]

In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

V.     Standards for Compensation Committee Members

In addition to satisfying the criteria set forth in Section III above, in determining the independence of directors who are members of the Company’s Compensation Committee, the Board will consider all factors relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

1.	the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the Company to the director; and

2.	whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

APPENDIX B

GAAP TO NON-GAAP RECONCILIATIONS

Adjusted After-tax Return on Average Invested Capital (Unaudited)

The Company uses adjusted after-tax return on average invested capital (“After-tax ROIC”) to measure the effectiveness of its operations’ use of invested capital to generate profits. After-tax ROIC is a non-GAAP financial measure that the Company believes is a meaningful metric to investors in evaluating the Company’s financial performance and may be different than the method used by other companies to calculate After-tax ROIC. For comparability, the Company excluded the third quarter 2019 discrete tax benefit of $21 million from the effective tax rate for the year ended December 31, 2019. Additionally, the Company excluded the third quarter 2018 net discrete tax benefit of $15 million from the effective tax rate for the year ended December 31, 2018. The Company also excluded the $36 million discrete tax charge from the effective tax rate for the year ended December 31, 2012. Additionally, the Company excluded the operating income of the former Decorative Surfaces segment from the after-tax operating income for the year ended December 31, 2012. Adjusted average invested capital represents the net assets of the Company, excluding cash and equivalents and outstanding debt, which are excluded as they do not represent capital investment in the Company’s operations, as well as the Company’s net investment in the former Industrial Packaging segment and the Wilsonart business (formerly the Decorative Surfaces segment). Adjusted Average invested capital is calculated using balances at the start of the period and at the end of each quarter. After-tax ROIC for the years ended December 31, 2020, 2019, 2018 and 2012 was as follows:

Dollars in millions	2020	2019	2018	2012
Operating income	$2,882	$3,402	$3,584	$2,475
Less: Adjustment for Decorative Surfaces	—	—	—	(143)

Adjusted operating income	2,882	3,402	3,584	2,332
Adjusted tax rate	22.0%	24.0%	24.9%	29.2%
Income taxes	(633)	(815)	(893)	(681)

Operating income after taxes	$2,249	$2,587	$2,691	$1,651

Invested capital:
Trade receivables	$2,506	$2,461	$2,622	$2,742
Inventories	1,189	1,164	1,318	1,585
Net assets held for sale	—	280	—	—
Net plant and equipment	1,777	1,729	1,791	1,994
Goodwill and intangible assets	5,471	5,343	5,717	7,788
Accounts payable and accrued expenses	(1,818)	(1,689)	(1,795)	(2,068)
Other, net	(385)	(481)	(519)	773

Total invested capital	$8,740	$8,807	$9,134	$12,814

Average invested capital	$8,576	$9,028	$9,533	$13,140
Adjustment for Wilsonart (formerly the Decorative Surfaces segment)	—	—	—	(274)
Adjustment for Industrial Packaging	—	—	—	(1,504)

Adjusted average invested capital	$8,576	$9,028	$9,533	$11,362

Adjusted after-tax return on average invested capital	26.2%	28.7%	28.2%	14.5%

A reconciliation of the 2019 effective tax rate excluding the third quarter 2019 discrete tax benefit of $21 million is as follows:

	Twelve Months Ended December 31, 2019
Dollars in millions	Income Taxes	Tax Rate
As reported	$767	23.3%
Discrete tax benefit related to third quarter	21	0.7%

As adjusted	$788	24.0%

A reconciliation of the 2018 effective tax rate excluding the third quarter 2018 net discrete tax benefit of $15 million is as follows:

	Twelve Months Ended December 31, 2018
Dollars in millions	Income Taxes	Tax Rate
As reported	$831	24.5%
Net discrete tax benefit related to third quarter	15	0.4%

As adjusted	$846	24.9%

A reconciliation of the 2012 effective tax rate excluding the discrete tax charge is as follows:

	Twelve Months Ended December 31, 2012
Dollars in millions	Income Taxes	Tax Rate
As reported	$973	30.3%
Discrete tax charge	(36)	(1.1)%

As adjusted	$937	29.2%

Free Cash Flow (Unaudited)

The Company uses free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s financial performance and measures the Company’s ability to generate cash internally to fund Company initiatives. Free cash flow represents net cash provided by operating activities less additions to plant and equipment. Free cash flow is a measurement that is not the same as net cash flow from operating activities per the statement of cash flows and may not be consistent with similarly titled measures used by other companies. Summarized cash flow information for the year ended December 31, 2020 was as follows:

Dollars in millions	2020
Net cash provided by operating activities	$2,807
Less: Additions to plant and equipment	(236)

Free cash flow	$2,571

2017 Adjusted Net Income Per Share - Diluted (Unaudited)

Twelve Months Ended December 31, 2017
As reported	$4.86
Discrete tax charge related to 2017 U.S. tax legislation	(1.90)
Confidential legal settlement	0.17

As adjusted for the tax charge and legal settlement	$6.59

2012 Adjusted Income Per Share from Continuing Operations - Diluted (Unaudited)

Twelve Months Ended December 31, 2012
As reported	$4.72
Decorative Surfaces net gain	1.34
Decorative Surfaces equity interest	(0.04)
Decorative Surfaces operating results	0.21

As adjusted for the Decorative Surfaces business	$3.21

ILLINOIS TOOL WORKS INC.

ATTN: SHAREHOLDER RELATIONS

155 HARLEM AVENUE

GLENVIEW, IL 60025

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m., Central Time, on May 6, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ITW2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Time, on May 6, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D30671-P49516-Z79117	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ILLINOIS TOOL WORKS INC.

The Board of Directors recommends you vote FOR all nominees:
1.	Election of Directors	For	Against	Abstain

	1a. Daniel J. Brutto	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
	1b. Susan Crown	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2021;	☐	☐	☐
	1c. Darrell L. Ford	☐	☐	☐
	1d. James W. Griffith	☐	☐	☐	3.	Advisory vote to approve compensation of ITW’s named executive officers; and	☐	☐	☐
	1e. Jay L. Henderson	☐	☐	☐
	1f. Richard H. Lenny	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain
	1g. E. Scott Santi	☐	☐	☐	4.	A non-binding stockholder proposal, if properly presented at the meeting, to permit stockholders to act by written consent.	☐	☐	☐
	1h. David B. Smith, Jr.	☐	☐	☐
	1i. Pamela B. Strobel	☐	☐	☐
	1j. Anré D. Williams	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign by authorized officer and give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ILLINOIS TOOL WORKS INC.

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, MAY 7, 2021

1:00 P.M. CT

The Annual Meeting will be held in virtual format only at

www.virtualshareholdermeeting.com/ITW2021.

As ITW is hosting the meeting virtually this year, there is no physical location for the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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D30672-P49516-Z79117

ILLINOIS TOOL WORKS INC.

ANNUAL MEETING OF STOCKHOLDERS

May 7, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Illinois Tool Works Inc. (“ITW”) hereby appoints Susan Crown, Richard H. Lenny, and Pamela B. Strobel, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of ITW to be held virtually at www.virtualshareholdermeeting.com/ITW2021 on May 7, 2021 with authority to vote as directed by this Proxy Card at the meeting, and any adjournments of the meeting, all shares of common stock of ITW registered in the name of the undersigned. If no direction is made, this proxy will be voted FOR the election of each director nominee under Proposal 1; FOR Proposals 2 and 3; AGAINST Proposal 4; and FOR or AGAINST any other properly raised matter at the discretion of the proxies.

If the undersigned is a participant in the ITW Savings and Investment Plan or the ITW Bargaining Savings and Investment Plan, the undersigned is also instructing the trustee of those plans to vote the shares of ITW common stock attributable to the undersigned in such plans as instructed on the reverse side and, in the discretion of the trustee, upon such other business as may come before the meeting, and if no instructions are given, the trustee will vote the shares in the same proportion as the shares for which voting instructions have been received.

IMPORTANT – THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.